     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            SILICON GRAPHICS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------             94-2789662
                                     3571


         DELAWARE

                         (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     (STATE OR OTHER       CLASSIFICATION CODE NO.)     IDENTIFICATION NO.)
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)     2011 NORTH SHORELINE BOULEVARD
                     MOUNTAIN VIEW, CALIFORNIA 94043-1389
                                (415) 960-1980
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               SANDRA M. ESCHER
                      DIRECTOR, CORPORATE LEGAL SERVICES
                            SILICON GRAPHICS, INC.
                        2011 NORTH SHORELINE BOULEVARD
                     MOUNTAIN VIEW, CALIFORNIA 94043-1389
                                (415) 960-1980
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

       WILLIAM H. HINMAN, JR.                         JOHN A. FORE
         SHEARMAN & STERLING                WILSON SONSINI GOODRICH & ROSATI
        555 CALIFORNIA STREET                   PROFESSIONAL CORPORATION
   SAN FRANCISCO, CALIFORNIA 94104                 650 PAGE MILL ROAD
           (415) 616-1100                   PALO ALTO, CALIFORNIA 94304-1050
                                                     (415) 493-9300
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
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                                                          MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT         MAXIMUM      AGGREGATE     AMOUNT OF
    SECURITIES TO BE         TO BE         OFFERING       OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PRICE  PER UNIT   PRICE(1)        FEE
----------------------------------------------------------------------------------
 % Senior Convertible
 Notes due 2004.........  $250,000,000       100%       $228,637,500 $69,284.09(2)
----------------------------------------------------------------------------------
Common Stock, par value
 $0.001 per share(3)....      (4)             N/A           N/A           N/A

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(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of July 24, 1997 of the maximum amount of Zero Coupon Convertible Subordinated Debentures due 2013 that may be received by the Registrant from tendering holders.
(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3) Includes the associated Preferred Share Purchase Rights issued under the Company's Amended and Restated Preferred Shares Rights Agreement dated as of May 6, 1992, as amended.
(4) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Senior Notes being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued July 30, 1997

      [LOGO]                 Silicon Graphics, Inc.
                             Offer To Exchange Its
                       % Senior Convertible Notes Due 2004
                  For Its Zero Coupon Convertible Subordinated
                              Debentures Due 2013

                                  ----------
               THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT,
           NEW YORK CITY TIME, ON           , 1997, UNLESS EXTENDED.

                                  ----------
  Silicon Graphics, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Exchange Offer"), to exchange the Company's % Senior Convertible Notes due 2004 (the "Senior Notes") for up to all of its outstanding Zero Coupon Convertible Subordinated Debentures due 2013 (the "Zero Coupon Debentures"). The Senior Notes, unlike the Zero Coupon Debentures, which are subordinated to Senior Indebtedness (as defined herein) of the Company, will be unsubordinated senior obligations of the Company and will rank pari passu with all existing and future unsecured and unsubordinated Senior Indebtedness of the Company.

  The Exchange Offer will be effected on the basis of that principal amount of Senior Notes equal to the accreted value of each $1,000 principal amount at maturity Zero Coupon Debenture as of the Expiration Date (as defined herein) for each such Zero Coupon Debenture validly tendered and accepted for exchange in the Exchange Offer. Senior Notes will not be issued in denominations of less than $1,000, and the Company will pay cash in lieu of issuing fractional Senior
Notes to holders of validly tendered Zero Coupon Debentures. As of     , 1997,
the accreted value of each $1,000 principal amount at maturity Zero Coupon
Debenture will be $    , and the aggregate accreted value of all outstanding
Zero Coupon Debentures will be $      .

  The Senior Notes will be convertible at any time following the date of issuance thereof and prior to maturity, unless previously redeemed, into shares of common stock, par value $0.001 per share, of the Company ("Common Stock") at
a Conversion Price of $   per share, subject to adjustment in certain events.
See "Description of Senior Notes--Conversion of Senior Notes." The reported last sale price of the Common Stock on the New York Stock Exchange on July 29, 1997 was $24 3/8 per share.

  The Senior Notes are not redeemable prior to     , 2000. On or after     ,
2000 and prior to     , 2002, the Senior Notes will not be redeemable at the
option of the Company unless the closing price of the Common Stock shall have exceeded 140% of the Conversion Price for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption. Subject to the foregoing, the Senior Notes will be redeemable on at least 30 days notice at the option of the Company, in whole or in part, on or
after     , 2000, at the redemption prices set forth herein, in each case together with accrued interest. The Senior Notes may also be redeemed at the option of the holder if there is a Fundamental Change (as defined herein), at declining prices, subject to adjustment in certain events as described herein, together with accrued interest. See "Description of Senior Notes--Redemption of the Senior Notes at the Option of the Company" and "--Redemption at the Option of the Holder upon a Fundamental Change."

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange all Zero Coupon Debentures validly tendered
and not withdrawn prior to 12:00 midnight, New York City time, on      , 1997,
or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of Zero Coupon Debentures may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus.
                                                        (continued on next page)
                                  ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------
  Morgan Stanley & Co. Incorporated has been retained to act as Dealer Manager to solicit exchanges of Zero Coupon Debentures for Senior Notes. See "The Exchange Offer--Dealer Manager." State Street Bank and Trust Company of California, N.A. has been retained to act as Exchange Agent in connection with the Exchange Offer. Georgeson & Company Inc. has been retained to act as Information Agent to assist in connection with the Exchange Offer.
                                  ----------
                   The Dealer Manager for the Exchange Offer:
                           MORGAN STANLEY DEAN WITTER
     , 1997

(continued from previous page)

  NONE OF THE BOARD OF DIRECTORS OF THE COMPANY OR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF ZERO COUPON DEBENTURES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE EXCHANGE OFFER. HOLDERS OF ZERO COUPON DEBENTURES ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

  IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER, HOLDERS OF ZERO COUPON DEBENTURES MUST SUBMIT A LETTER OF TRANSMITTAL AND COMPLY WITH THE OTHER PROCEDURES FOR TENDERING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION DATE. SEE "THE EXCHANGE OFFER--PROCEDURES FOR TENDERING" AND "--LETTER OF TRANSMITTAL."

  For a description of the other terms of the Exchange Offer, see "The Exchange Offer--Terms of the Exchange Offer," "--Expiration Date; Extensions; Amendments; Termination," and "--Withdrawal of Tenders." Consummation of the Exchange Offer is conditioned on, among other things, receipt of validly tendered Zero Coupon Debentures representing at least $200,000,000 aggregate principal amount at maturity (which condition may be waived by the Company). See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

  The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, and not accept for exchange any Zero Coupon Debentures and promptly return all Zero Coupon Debentures at any time for any reason, including (without limitation) if less than $200,000,000 aggregate principal amount at maturity of Zero Coupon Debentures are tendered or upon the failure of any of the conditions specified in "The Exchange Offer--Procedures for Tendering," (ii) waive any condition to the Exchange Offer and accept all Zero Coupon Debentures previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date and retain all Zero Coupon Debentures tendered pursuant to the Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of Holders (see "The Exchange Offer--Withdrawal of Tenders") or (iv) amend or modify the terms of the Exchange Offer in any manner, including (without limitation), the form of the consideration or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all Zero Coupon Debentures tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange Offer, other than a change in the principal amount at maturity of Zero Coupon Debentures being sought or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

  The Zero Coupon Debentures trade in the over-the-counter market. Application will be made to list the Senior Notes on the New York Stock Exchange. However, there can be no assurance that an active public market for the Senior Notes will develop and continue after the Exchange Offer.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN. THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF ZERO COUPON DEBENTURES IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE OF TENDERS THEREIN WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY FOR THE COMPANY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF ZERO COUPON DEBENTURES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OR BLUE SKY LAWS OF WHICH REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                               ----------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain matters discussed in this Prospectus and the documents incorporated herein by reference may constitute forward-looking statements and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risks That Affect Our Business" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
Market Price of the Common Stock...........................................   9
Dividends on the Common Stock..............................................   9
Capitalization.............................................................  10
Selected Consolidated Financial Data.......................................  11
The Exchange Offer.........................................................  12
Description of Senior Notes................................................  18
Description of Zero Coupon Debentures......................................  25
Description of Capital Stock...............................................  34
Book-Entry System--The Depository Trust Company............................  37
Certain Federal Income Tax Considerations..................................  38
Legal Matters..............................................................  43
Experts....................................................................  44
Available Information......................................................  44

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are incorporated herein by reference (Commission File No. 1-10441):

  1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

  2. The Company's Amendment on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

  3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

  4. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

  5. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

  6. The description of the Company's Common Stock contained in its registration statement on Form 8-A filed on March 16, 1990, and the description of the Company's Preferred Share Purchase Rights contained in its Form 8-A filed on November 12, 1992, as amended by an amendment on Form 8-A/A filed on July 20, 1995.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF ZERO COUPON DEBENTURES, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM SILICON GRAPHICS, INC., 2011 NORTH SHORELINE BOULEVARD, MOUNTAIN VIEW, CALIFORNIA 94039-7311, ATTENTION: INVESTOR RELATIONS ((415) 390-2607). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the detailed information contained elsewhere in this Prospectus or by documents incorporated by reference into this Prospectus.

                                  THE COMPANY

  Silicon Graphics is a leader in high-performance computing. The Company's broad range of workstations and graphics servers deliver advanced 3D graphics and computing capabilities for engineering and creative professionals. Silicon Graphics and Cray Research-branded servers are the market leaders in technical computing applications. The Company's highly scalable servers also have a growing presence in the enterprise market, with a particular emphasis on Internet, large corporate data and telecommunications applications.

  The Company's Mips Technologies subsidiary designs and markets the world's highest volume computer RISC microprocessors. The Company also markets applications software targeted at engineering and creative professionals in the digital content creation and manufacturing sectors.

  The Company sells and services its products through a worldwide direct sales and support organization and a network of resellers.

  The Company was originally incorporated as a California corporation in November 1981 and reincorporated in Delaware in January 1990. The principal offices of the Company are located at 2011 North Shoreline Boulevard, Mountain View, California, and its telephone number at that address is (415) 960-1980.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The purpose of the Exchange Offer is to refinance the Zero Coupon Debentures with the Senior Notes. The Company has undertaken this refinancing to take advantage of what it believes to be favorable conditions in the market for convertible securities. In addition, to the extent that the Company may become obligated to repurchase the Zero Coupon Debentures on or after November 2, 1998, the refinancing will enable the Company to avoid the related cash outlay and/or the potentially dilutive effect of such repurchase if it is effected using Common Stock.

THE EXCHANGE OFFER; SECURITIES OFFERED

  Upon the terms and subject to the conditions of the Exchange Offer, the Company hereby offers to exchange Senior Notes for up to all outstanding Zero Coupon Debentures.

  The Exchange Offer will be effected on the basis of that principal amount of Senior Notes equal to the accreted value of each $1,000 principal at maturity Zero Coupon Debenture as of the Expiration Date for each such Zero Coupon Debenture validly tendered and accepted for exchange in the Exchange Offer. Senior Notes will not be issued in denominations of less than $1,000, and the Company will pay cash in lieu of issuing a fractional Senior Note to holders of
validity tendered Zero Coupon Debentures. As of      ,1997, the accreted value
of each $1,000 principal amount at maturity Zero Coupon Debenture will be
$     , and the aggregate accreted value of all outstanding Zero Coupon
Debentures will be $     .

  The Senior Notes will be convertible at any time following the date of issuance thereof and prior to maturity, unless previously redeemed, into shares
of Common Stock at a Conversion Price of $   per share, subject to adjustment
in certain events.

EXPIRATION DATE; WITHDRAWALS

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange all Zero Coupon Debentures validly tendered and not withdrawn prior to the Expiration Date, or if extended by the Company, in its sole discretion, the latest date and time to which extended. The Exchange Offer will expire on the Expiration Date. Tenders of Zero Coupon Debentures pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus. See "The Exchange Offer--Withdrawal of Tenders" and "--Expiration Date; Extensions; Amendments; Termination."

EXTENSIONS, AMENDMENTS, AND TERMINATION

  The Company expressly reserves the right to (i) extend, amend, or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Zero Coupon Debentures, at any time for any reason, including (without limitation) if less than $200,000,000 aggregate principal amount at maturity of Zero Coupon Debentures are tendered (which condition may be waived by the Company). See "The Exchange Offer-- Expiration Date; Extensions; Amendments; Termination."

PROCEDURES FOR TENDERING

  Each holder of Zero Coupon Debentures wishing to accept the Exchange Offer must (i) properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to State Street Bank and Trust Company of California, N.A., as Exchange Agent, at either of its addresses set forth in "The Exchange Offer--Exchange Agent and Information Agent" and either (a) certificates for the Zero Coupon Debentures held by such holder must be received by the Exchange Agent at either of such addresses or (b) such Zero Coupon Debentures must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described herein. See "The Exchange Offer-- General" and "--Procedures for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

  Any beneficial owner whose Zero Coupon Debentures are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Zero Coupon Debentures, either make appropriate arrangements to register the ownership of such shares in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering--Signature Guarantees."

GUARANTEED DELIVERY PROCEDURES

  If a holder of Zero Coupon Debentures desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Zero Coupon Debentures to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery."

ACCEPTANCE OF ZERO COUPON DEBENTURES AND DELIVERY OF SENIOR NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw or terminate the Exchange Offer and certain other rights, the Company will accept for exchange all Zero Coupon Debentures validly tendered and not withdrawn, and will deliver the Senior Notes to exchanging holders of Zero Coupon Debentures as promptly as practicable after the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer" and "--Expiration Date; Extensions; Amendments; Termination."

TAX CONSEQUENCES OF EXCHANGE

  The Company believes that the exchange of Zero Coupon Debentures for Senior Notes should constitute a recapitalization for United States federal income tax purposes. Accordingly, holders of Zero Coupon Debentures who participate in the Exchange Offer generally will not recognize a loss. However, such holders may recognize gain to the extent, if any, that the fair market value of the Senior Notes as of the Expiration Date exceeds the accreted value of the Zero Coupon Debentures. See "Certain Federal Income Tax Considerations." INVESTORS CONSIDERING THE EXCHANGE OF ZERO COUPON DEBENTURES IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

UNTENDERED ZERO COUPON DEBENTURES

  Holders of Zero Coupon Debentures who do not tender their Zero Coupon Debentures in the Exchange Offer or whose Zero Coupon Debentures are not accepted for exchange will continue to hold such Zero Coupon Debentures and will be entitled to all the rights, and will be subject to all of the limitations, applicable thereto. See "The Exchange Offer--Trading of Senior Notes and Zero Coupon Debentures." On and after November 2, 1998, the Company may exercise its optional redemption rights on any Zero Coupon Debentures which are not tendered and exchanged in the Exchange Offer. In addition, on each Purchase Date (as defined herein), the Company is obligated, at the holder's option, to purchase any untendered outstanding Zero Coupon Debenture, subject to certain conditions. See "Description of Zero Coupon Debentures." To the extent that Zero Coupon Debentures are tendered and exchanged in the Exchange Offer, a holder's ability to sell untendered Zero Coupon Debentures could be adversely affected.

EXCHANGE AGENT AND INFORMATION AGENT

  State Street Bank and Trust Company of California, N.A. has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to Georgeson & Company Inc., which has been retained by the Company to act as Information Agent for the Exchange Offer. The addresses and telephone numbers of the Exchange Agent and Information Agent are set forth in "The Exchange Offer--Exchange Agent and Information Agent."

DEALER MANAGER

  Morgan Stanley & Co. Incorporated has been retained to act as Dealer Manager to solicit exchanges of Zero Coupon Debentures for Senior Notes. Questions with respect to the Exchange Offer may be directed to Morgan Stanley & Co. Incorporated at (800) 835-9668 (extension 2262).

             COMPARISON OF SENIOR NOTES AND ZERO COUPON DEBENTURES

  The following is a brief summary of certain terms of the Senior Notes and the Zero Coupon Debentures. For a more complete description of the Senior Notes, see "Description of Senior Notes."

                                  SENIOR NOTES                ZERO COUPON DEBENTURES
                                  ------------                ----------------------
Issuer................  Silicon Graphics, Inc.           Silicon Graphics, Inc.
Maturity Date.........       , 2004                      November 2, 2013
Interest Rate.........    % per annum, payable in cash   There are no periodic cash
                        semi-annually on    and     of   payments of interest. However,
                        each year, commencing     ,      the Zero Coupon Debentures are
                        1998.                            subject to the accrual of
                                                         original issue discount (the
                                                         difference between the original
                                                         issue price and the principal
                                                         amount at maturity).
Conversion............  Convertible at the option of the Convertible at the option of the
                        holder into shares of Common     holder into shares of Common
                        Stock at a Conversion Price      Stock at the rate of 16.2690
                        equal to $    per share, subject shares per $1,000 principal
                        to adjustment in certain events. amount at maturity of Zero
                        See "Description of Senior       Coupon Debentures (equivalent to
                        Notes--Conversion of Senior      a conversion price of $    as of
                        Notes."                                , 1997). The conversion
                                                         rate for the Zero Coupon
                                                         Debentures is subject to
                                                         adjustment in certain events.
                                                         See "Description of Zero Coupon
                                                         Debentures--Conversion of Zero
                                                         Coupon Debentures."

                                 SENIOR NOTES                ZERO COUPON DEBENTURES
                                 ------------                ----------------------
Redemption at the
Option of the
Company...............  The Senior Notes are redeemable The Zero Coupon Debentures are at the option of the Company on redeemable at the option of the
                        and after    , 2000, in whole   Company on and after November 2,
                        or in part, upon not less than  1998, in whole or in part, upon
                        30 days notice nor more than 60 not less than 30 days notice nor
                        days notice, at the following   more than 60 days notice, at a
                        redemption prices in effect     redemption price per Zero Coupon
                        during the 12-month period      Debentures equal to the accreted
                        beginning     of each of the    value of such Zero Coupon
                        following years (expressed as   Debentures as of the redemption
                        percentages of the principal    date. See "Description of Zero
                        amount), plus accrued and       Coupon Debentures--Redemption of
                        unpaid interest thereon to, but the Zero Coupon Debentures at excluding, the redemption date: the Option of the Company."
                          % in 2000;    % in 2001;    %
                        in 2002;    % in 2003 and 100%
                        at    , 2004; provided however,
                        that on or after    , 2000 and
                        prior to 2002, the Senior Notes
                        will not be redeemable at the
                        option of the Company unless
                        the closing price of the Common
                        Stock shall have exceeded 140%
                        of the Conversion Price then in
                        effect for 20 trading days
                        within a period of 30
                        consecutive trading days ending
                        within five trading days prior
                        to the notice of redemption.
                        See "Description of Senior
                        Notes--Redemption of the Senior
                        Notes at the Option of the
                        Company."

Redemption at the
Option of the Holder
Upon a Fundamental
Change................  If a Fundamental Change occurs  If a Fundamental Change occurs
                        at any time prior to    , 2004, at any time prior to November 2,
                        each holder of Senior Notes     2013, each holder of Zero Coupon
                        shall have the right, at such   Debentures shall have the right,
                        holder's option, to require the at such holder's option, to
                        Company to redeem any or all of require the Company to redeem
                        such holder's Senior Notes at   any or all of such holder's Zero
                        the following redemption prices Coupon Debentures at a price
                        in effect during the 12-month   equal to the accreted value of
                        period beginning     of each of the Zero Coupon Debentures as
                        the following years (expressed  for the redemption date, subject as percentages of the principal to adjustment in certain events.
                        amount), subject to adjustment  See "Description of Zero Coupon in certain events, plus accrued Debentures--Redemption at the and unpaid interest thereon to, Option of the Holder Upon a
                        but excluding, the Repurchase   Fundamental Change."
                        Date:    % in 1997;    % in
                        1998;    % in 1999 and
                        thereafter at the redemption
                        price applicable to a
                        redemption at the option of the
                        Company as set forth above. See
                        "Description of Senior Notes--
                        Redemption at the Option of the
                        Holder Upon a Fundamental
                        Change."

                                 SENIOR NOTES                ZERO COUPON DEBENTURES
                                 ------------                ----------------------
Subordination.........  The Senior Notes are            Subordinated in right of payment
                        unsubordinated and will rank    to the prior payment in full of
                        pari passu with all other       all existing and future Senior
                        unsubordinated indebtedness of  Indebtedness of the Company. As
                        the Company.                    of March 31, 1997, the Company
                                                        had total Senior Indebtedness of
                                                        approximately $76.1 million. See
                                                        "Description of Zero Coupon
                                                        Debentures--Subordination of
                                                        Zero Coupon Debentures."
Purchase at Holder's
 Option...............  None.                           Subject to certain conditions,
                                                        the Company will become
                                                        obligated to purchase, at the
                                                        option of the holder thereof,
                                                        any outstanding Zero Coupon
                                                        Debenture on the following dates
                                                        at the following prices per
                                                        $1,000 principal amount at
                                                        maturity, representing the
                                                        original issue price plus
                                                        accrued original issue discount:
                                                        November 2, 1998: $540.03;
                                                        November 2, 2003: $663.15; and
                                                        November 2, 2008: $814.34. The
                                                        Company may elect to purchase
                                                        the Zero Coupon Debentures in
                                                        cash or shares of Common Stock,
                                                        or any combination thereof. See
                                                        "Description of Zero Coupon
                                                        Debentures--Purchase of Zero
                                                        Coupon Debentures at the Option
                                                        of the Holder."
Trading...............  Application will be made to     The Zero Coupon Debentures trade
                        list the Senior Notes on the    in the over-the-counter market.
                        New York Stock Exchange.

                       MARKET PRICE OF THE COMMON STOCK

  The following table sets forth the high and low sales prices of a share of the Common Stock reported on the New York Stock Exchange Composite Transactions listing during the indicated periods.

                                                                 HIGH     LOW
                                                                ------- -------
   Fiscal Year 1995
     First Quarter............................................. $26 7/8 $21 1/4
     Second Quarter............................................  33 1/8  24 1/8
     Third Quarter.............................................    38    29 1/8
     Fourth Quarter............................................    42    33 3/4
   Fiscal Year 1996
     First Quarter............................................. $45 5/8 $  33
     Second Quarter............................................  38 3/4  26 7/8
     Third Quarter.............................................  30 3/8  21 1/8
     Fourth Quarter............................................  30 1/8  23 1/8
   Fiscal Year 1997
     First Quarter............................................. $  26   $  20
     Second Quarter............................................  27 5/8  17 7/8
     Third Quarter.............................................  28 3/8  19 1/4
     Fourth Quarter............................................  20 3/8  12 5/8
   Fiscal Year 1998
     First Quarter (through July 28, 1997)..................... $25 7/8 $  15

  A recent reported last sale price per share of the Common Stock on the New York Stock Exchange is set forth on the cover page of this Prospectus. Holders of Zero Coupon Debentures are urged to obtain a current market price for the Common Stock.

                         DIVIDENDS ON THE COMMON STOCK

  The Company has not paid any dividends on its Common Stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying cash dividends to holders of its Common Stock.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company (i) at March 31, 1997, and (ii) as adjusted to give effect to the issuance of the Senior Notes in the Exchange Offer on the assumption that all of the outstanding Zero Coupon Debentures were validly tendered and accepted for exchange as of such date. To the extent that Zero Coupon Debentures are not validly tendered or accepted in the Exchange Offer, the amount attributed to the Senior Notes would decrease and the amount attributed to the Zero Coupon Debentures would increase. The financial data at March 31, 1997 in the following table are derived from the Company's unaudited financial statements for the nine months ended March 31, 1997.

                                                             MARCH 31, 1997
                                                         ----------------------
                                                           ACTUAL   AS ADJUSTED
                                                         ---------- -----------
                                                         (DOLLARS IN THOUSANDS)
Current portion of long-term debt(1):................... $   17,788 $   17,788
                                                         ========== ==========
Long-term debt(1):
  Senior Notes.......................................... $      --  $  230,250
  Zero Coupon Debentures................................    230,250        --
  Other long-term debt..................................    123,269    123,269
                                                         ---------- ----------
    Total long-term debt................................    353,519    353,519
Stockholders' equity(1):
  Preferred stock, par value $0.001 per share, issuable
   in series; 2,000,000 shares authorized, 17,500 shares
   issued and outstanding...............................     16,998     16,998
  Common stock, par value $0.001 per share; 500,000,000
   shares authorized, 176,744,669 shares issued and
   outstanding(2).......................................        176        176
  Additional paid-in capital............................  1,230,715  1,230,715
  Retained earnings.....................................    435,424    435,424
  Accumulated translation adjustment and other..........     17,805     17,805
                                                         ---------- ----------
    Total stockholders' equity..........................  1,701,118  1,701,118
                                                         ---------- ----------
      Total capitalization.............................. $2,054,637 $2,054,637
                                                         ========== ==========

--------
(1) For additional information regarding long-term debt and stockholders' equity, see notes 1, 9 and 12 to the audited consolidated financial statements included in the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996. See "Incorporation of Certain Documents by Reference."
(2) Outstanding shares exclude shares reserved for issuance upon conversion of the Senior Notes and 54,057,017 shares issuable under the Company's stock award and purchase plans.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected operating data for each of the three years in the period ended June 30, 1996 and the balance sheet data at June 30, 1995 and 1996 are derived from the audited Consolidated Financial Statements of the Company audited by Ernst & Young LLP, independent auditors, which are incorporated by reference in this Prospectus and are qualified by reference to such Consolidated Financial Statements and related Notes thereto. The selected operating data for the years ended June 30, 1992 and 1993 and the balance sheet data at June 30, 1992, 1993 and 1994 have been derived from audited Consolidated Financial Statements of the Company audited by Ernst & Young LLP that are not included or incorporated by reference herein. The selected operating data for the nine months ended March 31, 1996 and 1997 and the selected balance sheet data at March 31, 1997 are derived from unaudited Consolidated Financial Statements incorporated by reference in this Prospectus. The unaudited Consolidated Financial Statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair statement of the information set forth therein. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year or for any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto incorporated by reference herein.

                               NINE MONTHS
                             ENDED MARCH 31,                  FISCAL YEAR ENDED JUNE 30,
                          ---------------------- ------------------------------------------------------
                             1997        1996     1996(1)      1995       1994       1993       1992
                          ----------  ---------- ---------- ---------- ---------- ----------  ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenue...........  $2,500,284  $1,943,943 $2,921,316 $2,228,268 $1,537,766 $1,132,869  $ 906,713
Costs and expenses:
 Cost of revenue........   1,424,924     934,044  1,482,439  1,032,059    735,388    532,213    437,575
 Research and
  development...........     353,905     231,546    353,461    247,678    190,796    143,981    137,134
 Selling, general and
  administrative........     740,601     561,237    807,830    619,259    417,753    336,054    329,204
 Write-off of acquired
  in-process technology
  and merger-related
  expenses..............       7,647       1,275    103,193     22,000        --         --     110,000
 Restructuring costs....         --          --         --         --         --         650     28,895
                          ----------  ---------- ---------- ---------- ---------- ----------  ---------
Operating income (loss)
 from continuing
 operations.............     (26,793)    215,841    174,393    307,272    193,829    119,971   (136,095)
Interest and other,
 net....................      (4,371)     14,780     10,413      9,447      4,779        520      5,961
Minority interest in net
 loss of Cray Research..         --          --       3,982        --         --         --         --
                          ----------  ---------- ---------- ---------- ---------- ----------  ---------
Income (loss) from
 continuing operations
 before income taxes....     (31,164)    230,621    188,788    316,719    198,608    120,491   (130,134)
Provision (benefit) for
 income taxes...........      (7,312)     66,880     73,751     91,863     57,194     37,688    (28,951)
                          ----------  ---------- ---------- ---------- ---------- ----------  ---------
Income (loss) from
 continuing operations..     (23,852)    163,741    115,037    224,856    141,414     82,803   (101,183)
Discontinued
 operations.............         --          --         --         --         400     (9,263)       --
                          ----------  ---------- ---------- ---------- ---------- ----------  ---------
Net income (loss).......  $  (23,852) $  163,741 $  115,037 $  224,856 $  141,814 $   73,540  $(101,183)
                          ==========  ========== ========== ========== ========== ==========  =========
Income per share:
 Income (loss) from
  continuing
  operations............  $    (0.14) $     0.93 $     0.65 $     1.28 $     0.86 $     0.53  $   (0.89)
 Net income loss........  $    (0.14) $     0.93 $     0.65 $     1.28 $     0.86 $     0.47  $   (0.89)
Common and common
 equivalent shares used
 in the calculation of
 income (loss) per
 share..................     174,761     176,663    175,790    175,435    165,149    154,887    119,233

                         AT MARCH 31,                      AT JUNE 30,
                         ------------ ------------------------------------------------------
                             1997        1996        1995        1994       1993      1992
                         ------------ ----------- ----------- ---------- ---------- --------
                                            (IN THOUSANDS, EXCEPT RATIOS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and marketable
 securities............. $   411,449  $   456,937 $   780,012 $  604,444 $  208,538 $195,088
Working capital.........   1,062,616      994,817     889,371    645,296    398,053  362,529
Total assets............   3,132,143    3,158,246   2,206,619  1,567,052  1,048,294  892,673
Long-term debt and
 other..................     398,335      381,490     287,267    252,645     56,832   71,900
Stockholders' equity....   1,701,118    1,675,318   1,346,170    937,169    696,649  562,230
RATIO OF EARNINGS TO
 FIXED CHARGES(2).......         0.1          5.5        11.4       11.2        9.2      --

--------
(1) Amounts reflect the April 2, 1996 acquisition of Cray Research which was accounted for as a purchase.
(2) For purposes of this ratio, "earnings" consist of earnings before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness and capital lease obligations, amortization of debt discount and issuance expense and that portion of operating lease rental expense which is representative of the interest factor. Earnings (as defined) for fiscal 1992 were insufficient to cover fixed charges by $18.4 million.

                              THE EXCHANGE OFFER

GENERAL

  Participation in the Exchange Offer is voluntary and holders of Zero Coupon Debentures should carefully consider whether to accept. None of the Board of Directors or the Company make any recommendation to holders of Zero Coupon Debentures as to whether to tender or refrain from tendering in the Exchange Offer. Holders of Zero Coupon Debentures are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

  Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means (i) any person in whose name any Zero Coupon Debentures are registered on the books of the Company, (ii) any other person who has obtained a properly completed bond power from the registered holder, or (iii) any person whose Zero Coupon Debentures are held of record by The Depository Trust Company ("DTC") who desires to deliver such Zero Coupon Debentures by book-entry transfer at DTC.

PURPOSE OF THE EXCHANGE OFFER

  The purpose of the Exchange Offer is to refinance the Zero Coupon Debentures with the Senior Notes. The Company has undertaken to refinancing its Zero Coupon Debentures at this time to take advantage of what it believes to be favorable conditions in the market for convertible securities. In addition, to the extent that the Company may become obligated to repurchase the Zero Coupon Debentures on or after November 2, 1998, the refinancing will enable the Company to avoid the related cash outlay and/or the potentially dilutive effect of such repurchase if it is effected using Common Stock.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange Senior Notes for up to all of the outstanding Zero Coupon Debentures. The Exchange Offer will be effected on the basis of that principal amount of Senior Notes equal to the accreted value of each $1,000 principal amount at maturity Zero Coupon Debenture as of the Expiration Date for each such Zero Coupon Debenture validly tendered and accepted for exchange in the Exchange Offer. Senior Notes will not be issued in denominations of less than $1,000, and the Company will pay cash in lieu of issuing a fractional Senior Note to holders of validly tendered Zero Coupon Debentures.

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange all Zero Coupon Debentures validly tendered and not withdrawn as promptly as practicable after the Expiration Date unless the Exchange Offer has been withdrawn or terminated. The Company will not accept Zero Coupon Debentures for exchange prior to the Expiration Date. The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Zero Coupon Debentures tendered under the Exchange Offer or the exchange of Senior Notes for the Zero Coupon Debentures accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that the Company consummate the Exchange Offer or return the Zero Coupon Debentures deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer), or to withdraw or terminate the Exchange Offer and not accept any Zero Coupon Debentures at any time for any reason. In all cases, except to the extent waived by the Company, delivery of the Senior Notes in exchange for the Zero Coupon Debentures accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Zero Coupon Debentures (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal, and any other documents required thereby.

  As of      , 1997, there were $455,000,000 aggregate principal amount at maturity of Zero Coupon Debentures outstanding, which as of that date had an
aggregate accreted value of $    . This Prospectus, together with the Letter
of Transmittal, is being sent to all registered Holders as of such date.

  The Company shall be deemed to have accepted validly tendered Zero Coupon Debentures (or defectively tendered Zero Coupon Debentures with respect to which the Company has waived such defect) when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Senior Notes from the Company and remitting such Senior Notes to tendering Holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Senior Notes in exchange for Zero Coupon Debentures will be made as promptly as practicable after the Expiration Date.

  If any tendered Zero Coupon Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein, or otherwise, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such Zero Coupon Debentures will be returned, without expense, to the tendering Holder thereof (or in the case of Zero Coupon Debentures tendered by book-entry transfer into the Exchange Agent's account at DTC, such Zero Coupon Debentures will be credited to an account maintained at DTC designated by the participant therein who so delivered such Zero Coupon Debentures), as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

  The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  Holders who tender Zero Coupon Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Zero Coupon Debentures pursuant to the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

  The Exchange Offer will expire on the Expiration Date. The Company reserves the right to extend the Exchange Offer in its sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by issuing a press release. During any extension of the Exchange Offer, all Zero Coupon Debentures previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

  The Company expressly reserves the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner, including (without limitation) the form of the consideration or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Zero Coupon Debentures, at any time for any reason, including (without limitation) if less than $200,000,000 aggregate principal amount at maturity of Zero Coupon Debentures are tendered (which condition may be waived by the Company). If the Company makes a material change in the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change or waiver, other than a change in the amount of the Zero Coupon Debentures being sought for exchange or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the amount of the Zero Coupon Debentures being sought or in the consideration offered, the Exchange Offer will be extended for a minimum of ten business days following public announcement of such change. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof. In the event the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all Zero Coupon Debentures theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders."

INTEREST ON THE SENIOR NOTES AND ORIGINAL ISSUE DISCOUNT ON THE ZERO COUPON DEBENTURES

  The Senior Notes will bear interest at the annual rate set forth on the cover of this Prospectus from and including the Expiration Date. Original issue discount on the Zero Coupon Debentures will accrete up to, but not including, the Expiration Date.

PROCEDURES FOR TENDERING

  The tender of Zero Coupon Debentures by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Each Holder of Zero Coupon Debentures wishing to accept the Exchange Offer must (i) properly complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to the Exchange Agent, at either of its addresses set forth in "--Exchange Agent and Information Agent" (unless such Zero Coupon Debentures are delivered in accordance with the procedures set forth below under "--Book-Entry Transfer") and either (a) certificates for the Zero Coupon Debentures held by such Holder must be received by the Exchange Agent at either of such addresses or (b) such Zero Coupon Debentures must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below.

  LETTERS OF TRANSMITTAL, ZERO COUPON DEBENTURES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, NOT TO THE COMPANY, THE DEALER MANAGER, OR THE INFORMATION AGENT.

  Signature Guarantees. If tendered Zero Coupon Debentures are registered in the name of the signer of the Letter of Transmittal and the Senior Notes to be issued in exchange therefor are to be issued (and any untendered Zero Coupon Debentures are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of the Zero Coupon Debentures), the signature of such signer need not be guaranteed. If the tendered Zero Coupon Debentures are registered in the name of someone other than the signer of the Letter of Transmittal, such tendered shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loan associations, and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Senior Notes and/or Zero Coupon Debentures not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Zero Coupon Debentures, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution. Any beneficial owner whose Zero Coupon Debentures are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Zero Coupon Debentures, either make appropriate arrangements to register the ownership of such Zero Coupon Debentures in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

  THE METHOD OF DELIVERY OF ZERO COUPON DEBENTURES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PRIOR INSURANCE BE OBTAINED,

AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Zero Coupon Debentures at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Zero Coupon Debentures by causing DTC to transfer such Zero Coupon Debentures into the Exchange Agent's account with respect to the Zero Coupon Debentures in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for Zero Coupon Debentures so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Zero Coupon Debentures into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a participant tendering Zero Coupon Debentures that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant. See "Book-Entry System--The Depository Trust Company."

  Guaranteed Delivery. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Zero Coupon Debentures to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, prior to the Expiration Date, a letter, a telegram, or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Zero Coupon Debentures are registered and, if the Zero Coupon Debentures are held in certificated form, the certificate number of the Zero Coupon Debentures to be tendered, and stating that the tender is being made thereby and guaranteeing that within three trading days after the date of execution of such letter, telegram, or facsimile transmission by the Eligible Institution, the Zero Coupon Debentures, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Zero Coupon Debentures into the Exchange Agent's account at DTC, will be delivered by such Eligible Institution. Unless the Zero Coupon Debentures being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such Zero Coupon Debentures into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures is received, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

  Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for exchange of any tender of Zero Coupon Debentures will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Zero Coupon Debentures, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Exchange Agent, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Tenders of Zero Coupon Debentures involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Zero Coupon Debentures received by the Exchange Agent that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or in the case of Zero Coupon Debentures tendered by book-entry transfer into the Exchange Agent's account at DTC, such Zero Coupon Debentures will be credited to an account maintained at DTC designated by the participant therein who so delivered such Zero Coupon Debentures), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Zero Coupon Debentures for exchange (the "Transferor") exchanges, assigns, and transfers such Zero Coupon Debentures to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause such Zero Coupon Debentures to be assigned, transferred, and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign, and transfer the Zero Coupon Debentures and to acquire Senior Notes issuable upon the exchange of such tendered Zero Coupon Debentures, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Zero Coupon Debentures, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute, and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment, and transfer of tendered Zero Coupon Debentures or transfer ownership of such Zero Coupon Debentures on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy, or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors, and administrators of such Transferor.

WITHDRAWAL OF TENDERS

  Tenders of Zero Coupon Debentures pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus.

  To be effective, a written notice of withdrawal delivered by mail, hand delivery, or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered Zero Coupon Debentures to be withdrawn, (ii) if Zero Coupon Debentures are held in certificated form, the certificate numbers of such Zero Coupon Debentures to be withdrawn, (iii) that such Holder is withdrawing his election to have such Zero Coupon Debentures exchanged, and (iv) the name of the registered Holder of such Zero Coupon Debentures, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Zero Coupon Debentures being withdrawn. The Exchange Agent will return the properly withdrawn Zero Coupon Debentures promptly following receipt of notice of withdrawal. If Zero Coupon Debentures have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Zero Coupon Debentures and otherwise comply with DTC's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawals of tenders of Zero Coupon Debentures may not be rescinded and any Zero Coupon Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Properly withdrawn Zero Coupon Debentures, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date.See "-- Procedures for Tendering."

EXCHANGE AGENT AND INFORMATION AGENT

  State Street Bank and Trust Company of California, N.A. has been appointed as Exchange Agent for the Exchange Offer. Deliveries to the Exchange Agent should be as follows:

                              THE EXCHANGE AGENT:

            STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

   By Hand or Overnight Courier:                        By Mail:


  C/O STATE STREET BANK AND TRUST        STATE STREET BANK AND TRUST COMPANY
           COMPANY, N.A.                             P.O. BOX 778
            61 BROADWAY                      BOSTON, MASSACHUSETTS 02110
      NEW YORK, NEW YORK 10006

                           By Facsimile Transmission
                       (For Eligible Institutions Only):

                                 (617) 664-5739

                             Confirm by Telephone:

                                 (617) 664-5314

  Georgeson & Company Inc. has been retained to act as Information Agent. Questions and requests for assistance regarding the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery may be directed to the Information Agent at Wall Street Plaza, New York, New York 10005, telephone (800) 223-2064 or (212) 440-9800 (collect).

  The Company will pay the Exchange Agent and Information Agent reasonable and customary fees for their services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith.

DEALER MANAGER

  Morgan Stanley & Co. Incorporated, as Dealer Manager, has agreed to solicit exchanges of Zero Coupon Debentures. The Company will pay the Dealer Manager a fee of 0.875% of the accreted value as of the Expiration Date for each $1,000 principal amount at maturity Zero Coupon Debenture validly tendered and accepted for exchange pursuant to the Exchange Offer. Additional solicitation may be made by telecopier, by telephone, or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

  The Dealer Manager engages in transactions with, and from time to time has performed services for, the Company.

TRADING OF SENIOR NOTES AND ZERO COUPON DEBENTURES

  Application will be made to list the Senior Notes on the New York Stock Exchange. However, there can be no assurance that an active public market for the Senior Notes will develop and continue after the Exchange Offer.

  The Zero Coupon Debentures are traded in the over-the-counter market. The Zero Coupon Debentures, and the underlying shares of Common Stock issuable upon conversion thereof, have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Zero Coupon Debentures, and the underlying shares of Common Stock issuable upon conversion thereof, which are not (and have not been) held by an affiliate of the Company are no longer subject to transfer restrictions. Holders of Zero Coupon Debentures who do not tender their Zero Coupon Debentures in the Exchange Offer or whose Zero Coupon Debentures are not accepted for exchange will continue to hold such Zero Coupon Debentures and will be entitled to all the rights and preferences, and will be subject to all of the limitations applicable thereto. To the extent that Zero Coupon Debentures are tendered and accepted in the Exchange Offer, the liquidity and trading market for the Zero Coupon Debentures outstanding following the Exchange
Offer, and the terms upon which such Zero Coupon Debentures could be sold, could be adversely affected.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ZERO COUPON DEBENTURES IN CONNECTION WITH THE EXCHANGE OFFER

  Except as described herein, there are no contracts, arrangements, understandings, or relationships in connection with the Exchange Offer between the Company or any of its directors or executive officers and any person with respect to any securities of the Company, including the Senior Notes, the Zero Coupon Debentures, and the Common Stock issuable upon conversion thereof.

FEES AND EXPENSES; TRANSFER TAXES

  The expenses of soliciting tenders of Zero Coupon Debentures will be borne by the Company. For compensation to be paid to the Dealer Manager, see "-- Dealer Manager." The total expenses to be incurred by the Company in connection with the Exchange Offer, other than fees payable to the Dealer Manager, but including the expenses of the Dealer Manager, printing, accounting, and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the Senior Notes Trustee are estimated to be approximately $480,000. The Dealer Manager has agreed to reimburse the Company for certain of its expenses.

  The Company shall pay all transfer taxes, if any, applicable to the transfer and exchange of Zero Coupon Debentures to it or its order pursuant to the Exchange Offer. If, however, certificates representing Senior Notes or Zero Coupon Debentures are not tendered or accepted for exchange, are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder(s) of such Zero Coupon Debentures tendered, or if a transfer tax is imposed for any reason other than the exchange of Zero Coupon Debentures to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered Holder(s) or any other person) will be payable by the tendering Holder(s). If satisfactory evidence of payment of such taxes or exception therefrom is not submitted, the amount of such transfer taxes will be billed directly to such tendering Holder.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The Senior Notes are unsecured unsubordinated of the Company and mature on , 2004. The Senior Notes will be issued under an indenture dated as of , 1997 (the "Senior Notes Indenture"), between the Company and State
Street Bank and Trust Company of California, N.A., as trustee (the "Senior Notes Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Senior Notes and the Senior Notes Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Senior Notes and the Senior Notes Indenture, including the definitions therein. The Senior Notes Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. Wherever particular provisions or defined terms of the Senior Notes Indenture (or of the form of Senior Note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of Senior Notes," the "Company" refers to Silicon Graphics, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

  The Senior Notes will bear interest at the rate of  % per annum, payable
semi-annually on      and      of each year, commencing       , 1998. The
Company may not reissue a Senior Note that has matured or been converted, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

  Payments of principal and interest on the Senior Notes will be payable, the transfer of the Senior Notes will be registrable, and Senior Notes will be exchangeable for Senior Notes of other denominations of a like aggregate principal amount, at the office or agency of the Senior Notes Trustee in New York, New York; provided that the payment of interest may be made at the option of the Company by check mailed to the address of, or by wire transfer to the account of, the person entitled thereto and that the payment of principal with respect to any Senior Note will be made only upon surrender of such Senior Note to the Senior Notes Trustee.

  The Senior Notes are obligations exclusively of the Company. Since the operations of the Company are currently partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Senior Notes, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

  Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  The Senior Notes Indenture does not limit the ability of the Company to incur additional indebtedness.

  DTC will act as securities depositary for the Senior Notes. The Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee ("Cede & Co."). One or more fully registered global Senior Notes certificates, representing the total aggregate principal amount of Senior Notes, will be issued and will be deposited with DTC. A Beneficial Owner (as defined herein) in a global Senior Note certificate will not be entitled to receive physical delivery of Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Senior Notes. A more detailed description of the DTC book-entry system is set forth in "Book-Entry System--The Depository Trust Company" below.

CONVERSION OF SENIOR NOTES

  A holder of a Senior Note may convert it into Common Stock of the Company at
any time through the close of business on       , 2004, unless previously
redeemed, at the Conversion Price set forth on the cover page of this Prospectus, subject to adjustment as described below; provided that if a Senior Note is called for redemption by the Company, the holder may convert it only until the close of business on the last trading day prior to the redemption date. A holder entitled to a fractional share of Common Stock upon conversion of Senior Notes will receive cash equal to the then current market value of such fractional share. Shares of Common Stock issued upon conversion of Senior Notes in accordance with the terms of the Senior Notes Indenture, and prior to the separation of the Rights (as defined herein) and the redemption or expiration of the Rights, shall also be entitled to receive Rights, under the terms and subject to the conditions of the Amended and Restated Preferred Shares Rights Agreement dated as of May 6, 1992, as amended, between the Company and the Rights Agent named therein (the "Preferred Shares Rights Agreement"). A Senior Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Senior Notes Indenture. A holder may convert such holder's Senior Notes in part so long as such part is $1,000 principal amount or a multiple thereof.

  Except as described below, no adjustment will be made on conversion of any Senior Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Senior Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Senior Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted.

  To convert a Senior Note into shares of Common Stock, a holder must (i) complete and manually sign the conversion notice on the back of the Senior Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent, (ii) surrender the Senior Note to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. Pursuant to the Senior Notes Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

  The initial Conversion Price of $    per share of Common Stock is subject to
adjustment under formulae as set forth in the Senior Notes Indenture in certain events, including: (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at less than the Current Market Price (as defined); (iv) the distribution to all holders of Common Stock of shares of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (other than cash distributions covered by clause (v) below) or rights or warrants to subscribe for or purchase any of its securities (excluding rights or warrants to purchase Common Stock referred to in clause (iii) above); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of
(x) the amount per share of Common Stock of the next preceding quarterly dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the Conversion Rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company;
(vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If any adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

  In the event that the Rights are separated from the Common Stock in accordance with the provisions of the Company's Preferred Shares Rights Agreement such that the holders of Senior Notes would thereafter not be entitled to receive any such Rights in respect to the Common Stock issuable upon conversion of such Senior Notes, the Conversion Price will be adjusted as provided in clause (iv) of the preceding paragraph (subject to readjustment in the event of the expiration, termination or redemption of the Rights). In lieu of any such adjustment, the Company may amend the Preferred Shares Rights Agreement to provide that upon conversion of the Senior Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, the Rights which would have attached to such shares of Common Stock if the Rights had not become separated from the Common Stock pursuant to the provisions of the Preferred Shares Rights Agreement.

  No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% in the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company reserves the right to make such increase in the Conversion Price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable. Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

  In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Senior Notes then outstanding will be entitled thereafter to convert such Senior Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, sale or conveyance had such Senior Notes been converted immediately prior to such reclassification, consolidation, merger, sale or conveyance assuming that a holder of Senior Notes would not have exercised any rights of election as to the stock, other securities or other property or assets (including cash) receivable in connection therewith.

  In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring an adjustment to the Conversion Price, the holders of Senior Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

  The Company from time to time may to the extent permitted by law increase the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such increases in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

REDEMPTION OF THE SENIOR NOTES AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the Senior Notes. Prior to    , 2000, the
Senior Notes will not be redeemable at the option of the Company. Beginning on
   , 2000, the Company may redeem the Senior Notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice at the following prices (expressed as percentages of the principal amount), together with accrued and unpaid interest to, but
excluding, the date fixed for redemption, except that on or after   , 2000 and
prior to    , 2002, the Senior Notes will not be redeemable at the option of the Company unless the closing price of the Common Stock shall have exceeded 140% of the Conversion Price then in effect for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption.

  If redeemed during the 12-month period beginning     (beginning on   , 2000
and ending on   , 2001, in the case of the first such period):

      YEAR                                                      REDEMPTION PRICE
      ----                                                      ----------------
      2000.....................................................         %
      2001.....................................................
      2002.....................................................
      2003.....................................................

and 100% at   , 2004; provided that any semi-annual payment of interest
becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Senior Notes being redeemed. No Senior Notes may be redeemed by the Company if an Event of Default with the respect to the payment of interest on the Senior Notes has occurred and is continuing.

  If fewer than all of the Senior Notes are to be redeemed, the Senior Notes Trustee will select the Senior Notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any Senior Note is to be redeemed in part only, a new Senior Note or Senior Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Senior Notes are selected for partial redemption and such holder converts a portion of such Senior Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

REDEMPTION AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

  If a Fundamental Change (as defined) occurs at any time prior to    , 2004,
each holder of Senior Notes shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Senior Notes on the date (the "Repurchase Date") that is 45 days after the date of the Company's notice of such Fundamental Change. The Senior Notes will be redeemable in multiples of $1,000 principal amount.

  The Company shall redeem such Senior Notes at a price (expressed as a percentage of the principal amount) equal to (i) % if the Repurchase Date is
during the 12-month period beginning    , 1997; (ii)  % if the Repurchase Date
is during the 12-month period beginning    , 1998; (iii)  % if the Repurchase
Date is during the 12-month period beginning    , 1999 and (iv) thereafter at
the redemption price set forth under "Redemption of the Senior Notes at the Option of the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that if the Applicable Price (as defined) in connection with the Fundamental Change is less than the Reference Market Price (as defined), the Company shall redeem such Senior Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Senior Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Senior Notes on the relevant record date.

  The Company shall mail to all holders of record of the Senior Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company shall deliver to the Senior Notes Trustee a copy of such notice. To exercise the redemption right, holders of Senior Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change, the Senior Notes to be so redeemed, duly endorsed for transfer, together with the form entitled "Option to Elect Redemption Upon a Fundamental Change" on the reverse thereof duly completed, to the Company (or an agent designated by the Company for such purpose).

  The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the

Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price"
shall initially mean $   and, in the event of any adjustment to the Conversion
Price pursuant to the provisions of the Senior Notes Indenture, the Reference Market Price shall also be adjusted so that the Reference Market Price shall be equal to the initial Reference Market Price multiplied by a fraction the numerator of which is the initial Conversion Price and the denominator of which is the Conversion Price following such adjustment.

  The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Senior Note holders in the event of a Fundamental Change. The redemption rights of the holders of Senior Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

  No Senior Notes may be redeemed at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" (other than a default in the payment of the redemption price in the event of a Fundamental Change with respect to such Senior Notes).

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of the Company under the Senior Notes and the Senior Notes Indenture, and (ii) the Company or such successor person shall not immediately thereafter be in default under the Senior Notes Indenture. Upon the assumption of the Company's obligations by such a person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Senior Notes and the Senior Notes Indenture. Certain such transactions which would constitute a Fundamental Change would permit each holder to require the Company to redeem the Senior Notes of such holder as described under "Redemption at the Option of the Holder Upon a Fundamental Change."

EVENTS OF DEFAULT; NOTICE AND WAIVER

  Under the Senior Notes Indenture, Events of Default are defined as: (i) default in payment of the principal of, or premium, if any, on the Senior Notes; (ii) default for 30 days in the payment of any installment of interest on the Senior Notes; (iii) failure by the Company to comply with any of its other agreements in the Senior Notes or the Senior Notes Indenture upon the receipt by the Company of notice of such default by the Senior Notes Trustee or by holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; or (iv) certain events of bankruptcy or insolvency.

  The Senior Notes Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Senior Notes Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding may declare the principal of and accrued interest on the Senior Notes to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal of, premium, if any, and accrued and unpaid interest on the Senior Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the non-payment of principal of, premium, if any, and interest on any of the Senior Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Senior Notes then outstanding. Interest shall accrue and be payable on demand upon a default in the payment of the principal of, premium, if any, accrued interest, or any redemption price to the extent that payment of such interest shall be legally enforceable.

  The Senior Notes Trustee shall give notice to holders of the Senior Notes of any continuing default known to the Senior Notes Trustee within 90 days after the occurrence thereof; provided that the Senior Notes Trustee may withhold such notice if it determines in good faith that withholding the notice is in the interests of the holders.

  The holders of a majority in aggregate principal amount of the outstanding Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Notes Trustee or exercising any trust or power conferred on the Senior Notes Trustee, provided that such direction shall not be in conflict with any law or the Senior Notes Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Senior Notes Indenture at the direction of such holders, the Senior Notes Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. No holder of any Senior Note will have any right to pursue any remedy with respect to the Senior Notes Indenture or the Senior Notes, unless
(i) such holder shall have previously given the Senior Notes Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes shall have made a written request to the Senior Notes Trustee to pursue such remedy; (iii) such holder or holders have offered to the Senior Notes Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount of the outstanding Senior Notes have not given the Senior Notes Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Senior Notes Trustee shall have failed to comply with the request within such 60-day period.

  However, the right of any holder (x) to receive payment of the principal amount, premium, if any, and any interest in respect of a default in the payment of any such amounts on a Senior Note, on or after the due date expressed in such Senior Note, (y) to institute suit for the enforcement of any such payments or conversion or (z) to convert Senior Notes shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Senior Notes may waive an existing default and its consequences, other than (i) any default in any payment on the Senior Notes, (ii) any default with respect to the conversion rights of the Senior Notes or (iii) any default in respect of certain covenants or provisions in the Senior Notes Indenture which may not be modified without the consent of the holder of each Senior Note as described in "Modification" below.

  The Company will be required to furnish to the Senior Notes Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Senior Notes Indenture.

MODIFICATION

  Without the consent of any holder of Senior Notes, the Company and the Senior Notes Trustee may amend the Senior Notes Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Senior Notes Indenture or to make any change that does not adversely affect the rights of any holder of Senior Notes.

  Modification and amendment of the Senior Notes Indenture or the Senior Notes may be effected by the Company and the Senior Notes Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding, except that no such modification or amendment shall (i) extend the fixed maturity of any Senior Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Senior Note upon the happening of any Fundamental Change in a manner adverse to holders of Senior Notes, impair the right of a holder to institute suit for the payment thereof or impair the right to convert the Senior Notes into Common Stock subject to the terms set forth in the Senior Notes Indenture, without the consent of each holder of a Senior Note so affected, or (ii) reduce the aforesaid percentage of Senior Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Senior Notes then outstanding.

INFORMATION CONCERNING THE SENIOR NOTES TRUSTEE

  State Street Bank and Trust Company of California, N.A., the Senior Notes Trustee under the Senior Notes Indenture, has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Senior Notes, and is the trustee, paying agent conversion agent, registrar and custodian with regard to the Zero Coupon Debentures. An affiliate of the Senior Notes Trustee is the transfer agent and registrar of the Company's Common Stock.

                     DESCRIPTION OF ZERO COUPON DEBENTURES

GENERAL

  The Zero Coupon Debentures are unsecured obligations of the Company and mature on November 2, 2013. The Zero Coupon Debentures were issued under an indenture dated as of November 1, 1993 (the "Debenture Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as successor trustee (the "Debenture Trustee"). The following summaries of certain provisions of the Zero Coupon Debentures and the Debenture Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Zero Coupon Debentures and the Debenture Indenture, including the definitions therein. Wherever particular provisions or defined terms of the Debenture Indenture (or of the form of Zero Coupon Debenture which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of Zero Coupon Debentures," the "Company" refers to Silicon Graphics, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

  The Zero Coupon Debentures were offered at a substantial discount from their principal amount at maturity. The calculation of the accrual of original issue discount is on a semi-annual bond equivalent basis using a year composed of twelve 30-day months. Maturity, conversion, purchase by the Company at the option of a holder thereof, or redemption of a Zero Coupon Debenture will cause original issue discount and interest, if any, to cease to accrue on such Zero Coupon Debenture, under the terms and subject to the conditions of the Debenure Indenture. The Company may not reissue a Zero Coupon Debenture that has matured or been converted, purchased by the Company at the option of a holder, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

  The Zero Coupon Debentures and the shares of Common Stock issuable upon conversion of the Zero Coupon Debentures have not been registered under the Securities Act. The Zero Coupon Debentures, and the Common Stock issuable upon conversion thereof, which are not (and have not been) held by an affiliate of the Company are no longer subject to transfer restrictions.

SUBORDINATION OF ZERO COUPON DEBENTURES

  Indebtedness evidenced by the Zero Coupon Debentures is subordinated in right of payment, as set forth in the Debenture Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Debenture Indenture.

  Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal amount at maturity, issue price, accrued original issue discount, any redemption price, Purchase Price, Debenture Fundamental Change Redemption Price and interest, if any, on the Zero Coupon Debentures is to be subordinated to the extent provided in the Debenture Indenture in right of payment to the prior payment in full of all Senior Indebtedness. By reason of such subordination, in the event of the Company's dissolution, holders of Senior Indebtedness may receive more, ratably, and the holders of Zero Coupon Debentures may receive less, ratably, than the other creditors of the Company.

  In the event that the Zero Coupon Debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay the Zero Coupon Debentures until 120 days have passed after such acceleration occurs and may thereafter pay the Zero Coupon Debentures if the terms of the Debenture Indenture otherwise permit payment at that time. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, no payment of the principal amount at maturity, issue price, accrued original issue discount, any redemption price, Purchase Price, Debenture Fundamental Change Redemption Price or interest, if any, on the Zero Coupon Debentures and no payment for the purpose of any redemption, purchase or other acquisition of the Zero Coupon Debentures shall be made by the Company. In addition, during the continuance of any other event of default (other than a payment default) with respect to Senior Indebtedness pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Debenture Trustee of written notice from the holders of Designated Senior Indebtedness (or their representative), no payment of the principal amount at maturity, issue price, accrued original issue discount, any redemption price, Purchase Price, Debenture Fundamental Change Redemption Price or interest, if any, in respect of the Zero Coupon Debentures and no payment for the purpose of any redemption, purchase or other acquisition of the Zero Coupon Debentures may be made by the Company for a period ("Payment Blockage Period") commencing on the date of delivery of such notice and, subject to certain exceptions, ending 180 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Debenture Trustee from the holders of such Designated Senior Indebtedness (or their representative), or such event of default has been cured or waived or has ceased to exist). If payments on the Zero Coupon Debentures are permitted to resume under the Zero Coupon Debentures after a Payment Blockage Period begins, payments on the Zero Coupon Debentures may not be suspended again on account of a non-payment event of default on Senior Indebtedness until the passage of 90 days after the payments on the Zero Coupon Debentures are permitted to resume. The term "Designated Senior Indebtedness" means a majority of the aggregate amount of Senior Indebtedness.

  The term "Senior Indebtedness" means the principal of, premium, if any, and interest on, and any other amounts due on or in connection with any Indebtedness (as defined) of the Company (including, without limitation, fees, costs and expenses), whether outstanding on the date of the Debenture Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing); provided, however, that Senior Indebtedness does not include (i) Indebtedness evidenced by the Zero Coupon Debentures, (ii) Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned by the Company, (iii) accounts payable or other indebtedness to trade creditors created or assumed by the Company in the ordinary course of business and (iv) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Zero Coupon Debentures. The term "Indebtedness" means, with respect to any person, (i) any obligation, contingent or otherwise, of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by a note, debenture, bond or similar instrument issued for money, (c) for the payment of any money under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) in respect of letters of credit (including reimbursement obligations with respect thereto), local guarantees or bankers' acceptances issued for the account of such person or (e) to pay the deferred purchase price of property or services; (ii) any obligation secured by a mortgage, pledge or other lien on the assets or property of such person which is (x) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another person, or (y) existing on property at the time of acquisition thereof; (iii) obligations under currency exchange or purchase agreements and interest rate protection agreements or similar arrangements; (iv) obligations of such person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness of others of the kinds referred to in clauses (i) through (iii) above; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or
(iv). The Senior Notes will constitute Senior Indebtedness under the Debenture Indenture.

  The Zero Coupon Debentures are obligations exclusively of the Company. Since the operations of the Company are currently partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Zero Coupon Debentures, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Zero Coupon Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

  Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Zero Coupon Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

CONVERSION OF ZERO COUPON DEBENTURES

  A holder of a Zero Coupon Debenture may convert it into Common Stock of the Company at any time through the close of business on November 2, 2013; provided that if a Zero Coupon Debenture is called for redemption, the holder may convert it only until the close of business on the last trading day prior to the redemption date. A Zero Coupon Debenture in respect of which a holder has delivered a Purchase Notice exercising the option of such holder to require the Company to purchase such Zero Coupon Debenture may be converted only if such notice is withdrawn in accordance with the terms of the Debenture Indenture. Similarly, a Zero Coupon Debenture in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Debenture Indenture. A holder may convert such holder's Zero Coupon Debentures in part so long as such part is $1,000 principal amount at maturity or a multiple thereof.

  The conversion rate for the Zero Coupon Debentures as of the date of this Prospectus is 16.2690 shares of Common Stock per $1,000 principal amount at maturity of Zero Coupon Debentures, subject to adjustment upon the occurrence of certain events. A holder entitled to a fractional share of Common Stock upon conversion of Zero Coupon Debentures shall receive cash equal to the then current market value of such fractional share. Shares of Common Stock issued upon conversion of Zero Coupon Debentures in accordance with the terms of the Debenture Indenture, and prior to the separation of the Rights and the redemption or expiration of the Rights, shall also be entitled to receive Rights, under the terms and subject to the conditions of the Preferred Shares Rights Agreement.

  On conversion of a Zero Coupon Debenture, a holder will not receive any cash payment representing accrued original issue discount. The Company's delivery to the holder of the fixed number of shares of Common Stock into which the Zero Coupon Debenture is convertible (together with the cash payment, if any, in lieu of fractional shares of Common Stock) will be deemed to satisfy the Company's obligation to pay the principal amount of the Zero Coupon Debenture including the accrued original issue discount attributable to the period from the issue date to the conversion date. Thus, the accrued original issue discount is deemed to be paid in full rather than canceled, extinguished or forfeited. The conversion rate of the Zero Coupon Debentures will not be adjusted at any time during the term of the Zero Coupon Debentures for such accrued original issue discount.

  The conversion rate of the Zero Coupon Debentures is subject to adjustment under formulae as set forth in the Debenture Indenture in certain events, including: (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at less than the Current Market Price (as defined); (iv) the distribution to all holders of Common Stock of shares of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (other than cash distributions covered by clause (v) below) or rights or warrants to subscribe for or purchase any of its securities (excluding rights or warrants to purchase Common Stock referred to in clause (iii) above); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; and (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. If any adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution.

  In the event that the Rights are separated from the Common Stock in accordance with the provisions of the Preferred Shares Rights Agreement such that the holders of Zero Coupon Debentures would thereafter not be entitled to receive any such Rights in respect to the Common Stock issuable upon conversion of such Zero Coupon Debentures, the conversion rate of the Zero Coupon Debentures will be adjusted as provided in clause (iv) of the preceding paragraph (subject to readjustment in the event of the expiration, termination or redemption of the Rights). In lieu of any such adjustment, the Company may amend the Preferred Shares Rights Agreement to provide that upon conversion of the Zero Coupon Debentures the holders will receive, in addition to the Common Stock issuable upon such conversion, the Rights which would have attached to such shares of Common Stock if the Rights had not become separated from the Common Stock pursuant to the provisions of the Preferred Shares Rights Agreement.

  No adjustment in the conversion rate of the Zero Coupon Debentures will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company reserves the right to make such increase in the conversion rate in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable. Except as stated above, the conversion rate of the Zero Coupon Debentures will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

  In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Zero Coupon Debentures then outstanding will be entitled thereafter to convert such Zero Coupon Debentures into the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, sale or conveyance had such Zero Coupon Debentures been converted immediately prior to such reclassification, consolidation, merger, sale or conveyance assuming that a holder of Zero Coupon Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets (including cash) receivable in connection therewith.

  In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring an adjustment to the conversion rate of the Zero Coupon Debentures, the holders of Zero Coupon Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

  The Company from time to time may to the extent permitted by law increase the conversion rate of the Zero Coupon Debentures by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such increases in the conversion rate, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

REDEMPTION OF ZERO COUPON DEBENTURES AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the Zero Coupon Debentures. Prior to November 2, 1998, the Zero Coupon Debentures are not redeemable at the option of the Company. Beginning on November 2, 1998, the Company may redeem the Zero Coupon Debentures for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of Zero Coupon Debentures. The Zero Coupon Debentures will be redeemable in multiples of $1,000 principal amount at maturity.

  The table below shows redemption prices of Zero Coupon Debentures per $1,000 principal amount at maturity thereof at November 2, 1998 and at each November 2 thereafter prior to maturity and at maturity on November 2, 2013 which prices reflect the accrued original issue discount calculated to each such date. The redemption price of a Zero Coupon Debenture redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table to the actual redemption date.

                                                               (2)
                                                             ACCRUED
                                                             ORIGINAL    (3)
                                                     (1)      ISSUE   REDEMPTION
                                                  DEBENTURE  DISCOUNT   PRICE
REDEMPTION DATE                                  ISSUE PRICE AT 4.15% (1) + (2)
---------------                                  ----------- -------- ----------
November 2, 1998................................   $439.77   $100.26  $  540.03
November 2, 1999................................    439.77    122.91     562.68
November 2, 2000................................    439.77    146.50     586.27
November 2, 2001................................    439.77    171.08     610.85
November 2, 2002................................    439.77    196.69     636.46
November 2, 2003................................    439.77    223.38     663.15
November 2, 2004................................    439.77    251.19     690.96
November 2, 2005................................    439.77    280.16     719.93
November 2, 2006................................    439.77    310.35     750.12
November 2, 2007................................    439.77    341.80     781.57
November 2, 2008................................    439.77    374.57     814.34
November 2, 2009................................    439.77    408.72     848.49
November 2, 2010................................    439.77    444.29     884.06
November 2, 2011................................    439.77    481.36     921.13
November 2, 2012................................    439.77    519.99     959.76
November 2, 2013................................    439.77    560.23   1,000.00

  If less than all of the outstanding Zero Coupon Debentures are to be redeemed, the Debenture Trustee shall select the Zero Coupon Debentures to be redeemed in principal amounts at maturity of $1,000 or multiples thereof by lot, pro rata or by another method the Debenture Trustee considers fair and appropriate. If a portion of a holder's Zero Coupon Debentures is selected for partial redemption and such holder converts a portion of such Zero Coupon Debentures, such converted portion shall be deemed to be of the portion selected for redemption.

REDEMPTION AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

  If a Fundamental Change occurs at any time prior to November 2, 2013, each holder of Zero Coupon Debentures shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Zero Coupon Debentures on the Repurchase Date. The Zero Coupon Debentures will be redeemable in multiples of $1,000 principal amount at maturity.

  The Company shall redeem such Zero Coupon Debentures at a price (the "Debenture Fundamental Change Redemption Price") equal to the issue price plus accrued original issue discount to the date of redemption; provided that if the Applicable Price in connection with the Fundamental Change is less than the Debenture Reference Market Price (as defined), the Company shall redeem such Zero Coupon Debentures at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Debenture Reference Market Price. As of the date of this Prospectus, the "Debenture Reference Market Price" is $14.415, and, in the event of any adjustment to the conversion rate applicable to the Zero Coupon Debentures pursuant to the provisions of the Debenture Indenture, the Debenture Reference Market Price shall also be adjusted so that it shall be equal to the Debenture Reference Market Price multiplied by a fraction the numerator of which is
8.1345 and the denominator of which is the conversion rate applicable to the Zero Coupon Debentures following such adjustment. The redemption rights of the holders of Zero Coupon Debentures could discourage a potential acquiror of the Company.

  No Zero Coupon Debentures may be redeemed at the option of the holders thereof upon a Fundamental Change if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" (other than a default in the payment of the Debenture Fundamental Change Redemption Price with respect to such Zero Coupon Debentures). Further, the payment of the Debenture Fundamental Change Redemption Price on the Zero Coupon Debentures is subordinated to the prior payment of Senior Indebtedness as described under "Subordination of Zero Coupon Debentures" above.

PURCHASE OF ZERO COUPON DEBENTURES AT THE OPTION OF THE HOLDER

  On November 2, 1998, November 2, 2003 and November 2, 2008 (each, a "Purchase Date"), the Company is obligated to purchase, at the option of the holder thereof, any outstanding Zero Coupon Debenture for which a written Purchase Notice (containing such information as is required by the Debenture Indenture) has been delivered by the holder thereof to the office of the Paying Agent at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions. Any Purchase Notice may be withdrawn by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Purchase Date.

  The Purchase Price payable in respect of a Zero Coupon Debenture shall be equal to the issue price plus accrued original issue discount to the Purchase Date. The table below shows the Purchase Prices of a Zero Coupon Debenture as of the specified Purchase Dates. The Company may elect to pay the Purchase Price payable as of any Purchase Date in cash or shares of Common Stock, or any combination thereof.

                                                                        PURCHASE
   PURCHASE DATE                                                         PRICE
   -------------                                                        --------
   November 2, 1998.................................................... $540.03
   November 2, 2003.................................................... $663.15
   November 2, 2008.................................................... $814.34

  If the Company elects to pay the Purchase Price, in whole or in part, in shares of Common Stock, the number of shares to be delivered in respect of the portion of the Purchase Price to be paid in shares of Common Stock shall be equal to such portion of the Purchase Price divided by the Market Price (as defined) of the Common Stock. Shares of Common Stock issued upon purchase of Zero Coupon Debentures in accordance with the provisions of the Debenture Indenture, and prior to the date the Rights trade separately from the Common Stock and the redemption or expiration of the Rights, shall also be entitled to receive Rights, under the terms and subject to the conditions of the Preferred Shares Rights Agreement. However, no fractional shares of Common Stock will be delivered upon any purchase by the Company of Zero Coupon Debentures through the delivery of shares of Common Stock in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional shares of Common Stock.

  The Company will give notice (the "Company Notice") not less than 20 Business Days prior to the Purchase Date (the "Company Notice Date") to all holders of Zero Coupon Debentures at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things, whether the Company will pay the Purchase Price of the Zero Coupon Debentures in cash or Common Stock, or any combination thereof (specifying the percentage of each) and, if the Company elects to pay in Common Stock, in whole or in part, the method of calculating the Market Price of the Common Stock.

  The "Market Price" means the average of the Sale Prices (as defined) of the Common Stock for the five trading day period ending on (if the third Business Day prior to the applicable Purchase Date is a trading day or, if not, then on the last trading day prior to) the third Business Day prior to the applicable Purchase Date, appropriately adjusted to take into account the occurrence during the period commencing on the first of such trading days during such five trading day period and ending on such Purchase Date of certain events that would result in an adjustment of the conversion rate of the Zero Coupon Debentures with respect to the Common Stock.

The "Sale Price" of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported on the Nasdaq National Market System. Because the Market Price of the Common Stock is determined prior to the applicable Purchase Date, holders of Zero Coupon Debentures bear the market risk with respect to the value of the Common Stock to be received from the date such Market Price is determined to such Purchase Date. The Company may elect to pay the Purchase Price in Common Stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation. Upon determination of the actual number of shares of Common Stock in accordance with the foregoing provisions, the Company will publish such determination in a daily newspaper of national circulation.

  The Company's right to purchase Zero Coupon Debentures with shares of Common Stock is subject to the Company satisfying various conditions, including: (i) the registration of the Common Stock under the Securities Act, if required; and (ii) compliance with other applicable federal and state securities laws, if any. If such conditions are not satisfied by a Purchase Date, the Company will pay the Purchase Price of the Zero Coupon Debentures to be purchased on such Purchase Date entirely in cash.

  No Zero Coupon Debentures may be purchased at the option of the holder thereof for cash if there has occurred (prior to, on or after the giving, by the holders of such Zero Coupon Debentures, of the required Purchase Notice) and is continuing an Event of Default described under "Events of Default; Notice and Waiver" (other than a default in the payment of the Purchase Price with respect to such Zero Coupon Debentures).

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of the Company under the Zero Coupon Debentures and the Debenture Indenture, and (ii) the Company or such successor person shall not immediately thereafter be in default under the Indenture. Upon the assumption of the Company's obligations by such a person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Zero Coupon Debentures and the Debenture Indenture. Certain such transactions which would constitute a Fundamental Change would permit each holder to require the Company to redeem the Zero Coupon Debentures of such holder as described under "Redemption at the Option of the Holder Upon a Fundamental Change."

EVENTS OF DEFAULT; NOTICE AND WAIVER

  Under the Debenture Indenture, Events of Default are defined as: (i) default in payment of the principal amount at maturity, issue price, accrued original issue discount, any redemption price, Purchase Price or Debenture Fundamental Change Redemption Price with respect to any Zero Coupon Debenture when such becomes due and payable (whether or not payment is prohibited by the provisions of the Debenture Indenture); (ii) failure by the Company to comply with any of its other agreements in the Zero Coupon Debentures or the Debenture Indenture upon the receipt by the Company of notice of such default by the Debenture Trustee or by holders of not less than 25% in aggregate principal amount at maturity of the Zero Coupon Debentures then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; or (iii) certain events of bankruptcy or insolvency.

  The Debenture Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Debenture Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Zero Coupon Debentures then outstanding may declare the issue price of the Zero Coupon

Debentures plus the original issue discount on the Zero Coupon Debentures accrued to the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the Zero Coupon Debentures plus the original issue discount accrued thereon to the occurrence of such event shall automatically become and be immediately due and payable. See "Subordination of Zero Coupon Debentures." Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding Zero Coupon Debentures may rescind any such acceleration with respect to the Zero Coupon Debentures and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of the issue price, accrued original issue discount, or any redemption price, Purchase Price or Debenture Fundamental Change Redemption Price to the extent that payment of such interest shall be legally enforceable.

  The Debenture Trustee shall give notice to holders of the Zero Coupon Debentures of any continuing default known to the Debenture Trustee within 90 days after the occurrence thereof; provided that the Debenture Trustee may withhold such notice if it determines in good faith that withholding the notice is in the interests of the holders.

  The holders of a majority in aggregate principal amount at maturity of the outstanding Zero Coupon Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee, provided that such direction shall not be in conflict with any law or the Debenture Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Debenture Indenture at the direction of such holders, the Debenture Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. No holder of any Zero Coupon Debenture will have any right to pursue any remedy with respect to the Debenture Indenture or the Zero Coupon Debentures, unless (i) such holder shall have previously given the Debenture Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount at maturity of the outstanding Zero Coupon Debentures shall have made a written request to the Debenture Trustee to pursue such remedy; (iii) such holder or holders have offered to the Debenture Trustee reasonable indemnity satisfactory to the Debenture Trustee;
(iv) the holders of a majority in aggregate principal amount at maturity of the outstanding Zero Coupon Debentures have not given the Debenture Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Debenture Trustee shall have failed to comply with the request within such 60-day period.

  However, the right of any holder (x) to receive payment of the principal amount at maturity, issue price, accrued original issue discount, any redemption price, Purchase Price, Debenture Fundamental Change Redemption Price and any interest in respect of a default in the payment of any such amounts on a Zero Coupon Debenture, on or after the due date expressed in such Zero Coupon Debenture, (y) to institute suit for the enforcement of any such payments or conversion or (z) to convert Zero Coupon Debentures shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount at maturity of the outstanding Zero Coupon Debentures may waive an existing default and its consequences, other than (i) any default in any payment on the Zero Coupon Debentures, (ii) any default with respect to the conversion rights of the Zero Coupon Debentures or (iii) any default in respect of certain covenants or provisions in the Debenture Indenture which may not be modified without the consent of the holder of each Zero Coupon Debenture as described in "Modification" below.

  The Company will be required to furnish to the Debenture Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Debenture Indenture.

MODIFICATION

  Without the consent of any holder of Zero Coupon Debentures, the Company and the Debenture Trustee may amend the Debenture Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Debenture Indenture or to make any change that does not adversely affect the rights of any holder of Zero Coupon Debentures. No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of such Senior Indebtedness (as required pursuant to the terms of such Senior Indebtedness) consent to such change.

  Modification and amendment of the Debenture Indenture or the Zero Coupon Debentures may be effected by the Company and the Debenture Trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the Zero Coupon Debentures then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things: (i) reduce the principal amount at maturity, issue price, Purchase Price, Debenture Fundamental Change Redemption Price or any redemption price, or extend the stated maturity of any Zero Coupon Debenture or alter the manner or rate of accrual of original issue discount or interest, or make any Zero Coupon Debenture payable in money or securities other than that stated in the Zero Coupon Debenture; (ii) make any change to the principal amount at maturity of Zero Coupon Debentures whose holders must consent to an amendment or any waiver under the Debenture Indenture or modify the Debenture Indenture provisions relating to such amendments or waivers;
(iii) make any change that adversely affects the right to convert any Zero Coupon Debenture or the right to require the Company to purchase a Zero Coupon Debenture or the right to require the Company to redeem a Zero Coupon Debenture upon a Fundamental Change; (iv) modify the provisions of the Debenture Indenture relating to the subordination of the Zero Coupon Debentures in a manner adverse to the holders of the Zero Coupon Debentures; or (v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Zero Coupon Debentures.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

  If a bankruptcy proceeding is commenced in respect of the Company, the claim of the holder of a Zero Coupon Debenture is, under Title 11 of the United States Code, limited to the issue price of the Zero Coupon Debenture plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the holders of the Zero Coupon Debentures will be subordinated in right of payment to Senior Indebtedness and effectively subordinated to the indebtedness and other obligations of the Company's subsidiaries. See "Subordination of Zero Coupon Debentures."

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  State Street Bank and Trust Company of California, N.A., the Debenture Trustee under the Debenture Indenture, is the paying agent, conversion agent, registrar and custodian with regard to the Zero Coupon Debentures, and will be the Senior Notes Trustee and the paying agent, conversion agent, registrar and custodian with regard to the Senior Notes. An affiliate of the Debenture Trustee is also the transfer agent and registrar of the Company's Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, $.001 par value, and 2,000,000 shares of Preferred stock, $.001 par value. As of March 31, 1997, 176,744,669 shares of Common Stock were outstanding and 17,500 shares of Series A Preferred Stock were outstanding.

COMMON STOCK

  Each share of Common Stock entitles the holder to one vote on matters submitted to a vote of the stockholders (cumulative voting may be invoked in connection with the election of directors), and, subject to the prior preferences of the Company's Preferred Stock, a pro rata share of such dividends as may be declared on the Common Stock and a pro rata share of assets remaining available for distribution to stockholders upon a liquidation of the Company. Certain rights of the Common Stock are subject to the prior preferences of the Company's outstanding Series A Preferred Stock and any other series of Preferred Stock which may be issued in the future. The Common Stock is not convertible and has no preemptive rights. There are no redemption provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Senior Notes and the Zero Coupon Debentures will be, fully paid and non-assessable.

  The transfer agent for the Company's Common Stock is BankBoston, N.A.

PREFERRED STOCK

  The Company's Certificate of Incorporation and Bylaws provides that Preferred Stock may be issued from time-to-time in one or more series. The Company's Board of Directors has authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, as well as the number of shares constituting any such unissued series and the designation thereof, and to increase or decrease the number of shares of any outstanding series (but not below the number of shares of such series then outstanding), without any further vote or action by the Company's stockholders.

  Series A Preferred Stock. The Series A Preferred Stock is owned by a wholly-owned subsidiary of NKK Corporation, a Japanese corporation ("NKK"). The Series A Preferred Stock receives a 3% cumulative annual dividend and a preference upon liquidation in the amount of its original purchase price, has aggregate voting rights equivalent to 1,400,000 shares of Common Stock, and is convertible into Common Stock at certain times at the then-current market price of the Common Stock. The Series A Preferred Stock is perpetual, but is subject to redemption at certain times after the initial conversion date in certain events if the market price of the Common Stock is below $8.75 per share at such times.

  NKK is subject to certain contractual restrictions on its right to transfer shares of Series A Preferred Stock (or shares of Common Stock issuable upon conversion thereof). The Company has rights of first refusal to purchase the shares on certain proposed transfers of stock by NKK. NKK has agreed to limit its ownership of the Company's voting stock to 10% of the Company's outstanding voting stock. NKK has also agreed, so long as it holds more than 3% of the outstanding voting stock, to be present at all stockholder meetings so that all shares held by it may be counted for purposes of determining a quorum. In addition, NKK has agreed to vote for management's nominees in all elections of directors and in the manner recommended by management on all other issues, except for certain significant events. NKK has also agreed to restrictions on soliciting proxies and acting in concert with others.

  Preferred Shares Rights Agreement. Effective February 1991, the Board of Directors of the Company approved the Preferred Shares Rights Agreement and declared a dividend distribution payable March 1, 1991 of one Preferred Share Purchase Right (the "Rights") for each share of its Common Stock outstanding on March 1, 1991 and each share of its Common Stock issued thereafter (subject to certain limitations). The Preferred Shares Rights Agreement was amended effective as of May 24, 1991 and again effective as of May 6, 1992 and again effective as of May 2, 1995.

  Currently, the Rights trade with the shares of Common Stock. When the Rights become exercisable, each Right will entitle the holder to buy one one-thousandth of a share of Series B Participating Preferred Stock, $0.001 par value, at an exercise price of $200 per one one-thousandth of a share. The Rights will become exercisable and will trade separately from the Common Stock (unless postponed by action of the disinterested directors of the Company) on the earlier of (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock or (ii) 10 days following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 15% or more of the Company's outstanding Common Stock.

  In general, if any person or group acquires 15% or more of the Company's Common Stock without approval of the Company's Board of Directors, each Right not held by the acquiring person will entitle its holder to purchase $400 worth of the Company's Common Stock for an effective purchase price of $200. If, after any person or group acquires 15% or more of the Company's Common Stock without the approval of the Board of Directors, the Company is acquired in a merger or other business combination transaction, each Right not held by the acquiring person would entitle its holder to purchase $400 worth of the common stock of the acquiring company for $200. Under certain conditions, the Company may elect to redeem the Rights for $.005 per Right or cause the exchange of each Right not held by the acquiring person for one share of the Company's Common Stock. Additionally, the exercise price, number of Rights, and number of shares of Series B Participating Preferred or Common Stock that may be acquired for the exercise price are subject to adjustment from time to time to prevent dilution. The Rights expire on March 1, 2001, unless previously exchanged or redeemed as described above, or terminated in connection with the acquisition of the Company by consolidation or merger approved by the Board of Directors and satisfying certain conditions.

  The Rights are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive a corporation's Board of Directors and its stockholders of any real opportunity to determine the destiny of the corporation. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics could unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice or deprive them of the full value of their shares.

  The Rights are not intended to prevent a takeover of the Company and will not do so. Nevertheless, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

  The description above is qualified in its entirety by reference to the Preferred Shares Rights Agreement.

CERTAIN CHARTER PROVISIONS

  The Company's Certificate of Incorporation and Bylaws contain procedural provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These include the following: (i) a provision requiring that special meetings of the stockholders be called only by the Board of Directors, the Chairman of the Board, the Secretary or an executive officer of the Company; (ii) a provision permitting only a majority of the remaining members of the Board of Directors to fill vacancies on the Board of Directors; (iii) a provision requiring stockholders to give advance notice of proposals for action by the stockholders at meetings of the stockholders; (iv) a provision classifying the Board of Directors into three classes and requiring that directors may be removed only for "cause"; and (v) a provision requiring stockholders to give advance notice of director nominations.

DELAWARE GENERAL CORPORATION LAW SECTION 203

  As a corporation organized under the laws of the State of Delaware, the Company is subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

                BOOK-ENTRY SYSTEM--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") acts as securities depositary (the "Depositary") for the Zero Coupon Debentures and will act as the Depository for the Senior Notes. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (the "Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such securities brokers and dealers, banks, and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  The ownership interest of each actual owner of a Senior Note ("Beneficial Owner") within the DTC system is recorded on the Direct and Indirect Participants' records and is credited to the Direct Participant on DTC's records. Beneficial Owners do not receive written confirmation from DTC of their transactions, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners exchanged or hold Senior Notes. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Senior Notes represented by a global certificate.

  To facilitate subsequent transfers, all the Senior Notes deposited by Participants with DTC will be registered in the name of Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the identity of the Beneficial Owners of the Senior Notes, as its records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communication by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemptions are coordinated through DTC. Redemption notices shall be sent to Cede & Co. If less than all of the Senior Notes held by DTC are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Senior Notes in accordance with its procedures. Conversions are coordinated through DTC. Conversion notices shall be sent to Cede & Co. by a Direct Participant for the benefit of Beneficial Owners. DTC will reduce the amount of interest of a Direct Participant in the Senior Notes as a result of any such conversions in accordance with its procedures.

  Distribution payments on the Senior Notes are made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of the Senior Notes only at the direction of one or more Participants to whose account with DTC interests in Senior Notes represented by a global certificate are credited and only in respect of such principal amount of the Senior Notes represented by a global certificate as to which such Participants have given such direction.

  Except as provided herein, a Beneficial Owner in a global Senior Note certificate will not be entitled to receive physical delivery of such securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under such securities. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in shares represented by a global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

  DTC may discontinue providing its services as a Depositary with respect to the Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the Senior Notes for which DTC has discontinued its services are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Senior Notes. In that event, certificates for the Senior Notes will be printed and delivered.

  Notwithstanding any provision of the Senior Notes Indenture, no global Senior Note may be exchanged in whole or in part for Senior Notes registered, and no transfer of a global Senior Note in whole or in part may be registered, in the name of any person other than DTC or its nominee unless (i) DTC has notified the Company that it is unwilling or unable to continue as Depositary for such global Senior Note or has ceased to be qualified to act as such as required by the Senior Notes Indenture, or (ii) there shall have occurred and be continuing an Event of Default with respect to the Senior Notes. All securities issued in exchange for a Senior Note or any portion thereof will be registered in such names as the Depositary may direct.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material, anticipated United States federal income tax consequences relating to the Exchange Offer and the ownership and disposition of the Senior Notes (and Common Stock received upon a conversion of Senior Notes) by holders that receive their Senior Notes in the Exchange Offer. In addition, portions of this discussion are based on areas in which the Internal Revenue Code of 1986, as amended (the "Code") and the Income Tax Regulations promulgated thereunder (the "Regulations") do not provide any clear guidance, and the administrative rulings and judicial decisions do not provide a clear resolution. This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances, the United States federal income tax consequences to certain types of holders subject to special treatment under the Code (e.g., life insurance companies, tax exempt organizations, financial institutions, dealers in securities or currencies, and persons holding Zero Coupon

Debentures or Senior Notes as a part of a hedging or conversion transaction or a straddle), or the effect of any applicable state, local or foreign tax laws. The discussion assumes that the Zero Coupon Debentures are held, and the Senior Notes will be held, as "capital assets" within the meaning of Section 1221 of the Code.

  This discussion is based upon provisions of the Code, the Regulations, and judicial and administrative interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the Service with respect to the federal income tax consequences of the Exchange Offer. INVESTORS CONSIDERING THE EXCHANGE OF ZERO COUPON DEBENTURES IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

  As used herein, a "U.S. Holder" means a beneficial holder of Zero Coupon Debentures or Senior Notes received in the Exchange Offer that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in
Section 7701(a)(30) of the Code and any other person whose income or gain with respect to a Senior Note is effectively connected with the conduct of a United States trade or business. A "non-U.S. Holder" is any holder other than a U.S. Holder.

TREATMENT OF EXCHANGE OFFER

  The tax treatment of a U.S. Holder's exchange of Zero Coupon Debentures for Senior Notes pursuant to the Exchange Offer may vary depending on whether that exchange is treated as part of a recapitalization, which is generally nontaxable except to the extent of the lesser of any gain realized or "boot" (i.e., non-qualifying consideration) received. Under the Code, the exchange of Zero Coupon Debentures for Senior Notes pursuant to the Exchange Offer will be treated as a recapitalization only if both the Zero Coupon Debentures and the Senior Notes constitute "securities" within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments and upon the interpretation of numerous judicial decisions.

  Assuming the exchange of Zero Coupon Debentures for Senior Notes constitutes a recapitalization, a U.S. Holder will not recognize loss upon the exchange. A U.S. Holder will recognize gain, if any, to the extent that the U.S. Holder receives "boot." Under a literal interpretation of the Code, a U.S. Holder would not be considered to receive "boot" because the principal amount of the Senior Notes will not exceed the principal amount at maturity of the Zero Coupon Debentures exchanged therefor. However, a reasonable interpretation of these rules, and the interpretation the Company intends to take is that the principal amount should be determined by reference to the "adjusted issue price," in the case of the Zero Coupon Debentures, and the "issue price," in the case of the Senior Notes. The adjusted issue price of the Zero Coupon Debentures will equal the accreted value of the Zero Coupon Debentures. The issue price of the Senior Notes will equal the fair market value of the Senior Notes as of the Expiration Date. Accordingly, under this interpretation, a U.S. Holder (i) would be considered to receive "boot" to the extent that the fair market value of the Senior Notes exceeds the accreted value of the Zero Coupon Debentures and (ii) would recognize gain equal to the lesser of (a) the amount of boot received, or (b) the excess of the fair market value of the Senior Notes over the U.S. Holders' adjusted basis in the Zero Coupon Debentures.

  Assuming the exchange of Zero Coupon Debentures for Senior Notes constitutes a recapitalization, a U.S. Holder will receive a tax basis in the Senior Notes equal to the U.S. Holder's adjusted tax basis in the Zero Coupon Debentures exchanged therefor, plus any gain recognized by the U.S. Holder in the Exchange Offer, and the U.S. Holder's holding period for the Senior Notes will include the period in which the U.S. Holder held the Zero Coupon Debentures.

  If the exchange of Zero Coupon Debentures for Senior Notes does not constitute a recapitalization, a U.S. Holder generally will recognize gain or loss on the exchange of Zero Coupon Debentures for Senior Notes equal to the difference between (i) the issue price of the Senior Notes received and (ii) the U.S. Holder's adjusted tax basis in the Zero Coupon Debentures. A U.S. Holder will receive a tax basis in the Senior Notes equal to the fair market value of the Senior Notes, and the U.S. Holder's holding period for the Senior Notes will commence on the date after the Exchange Offer is consummated.

  Any gain or loss recognized by a U.S. Holder (including amounts attributable to any "boot" considered received) will be long-term capital gain or loss if the U.S. Holder has held the Zero Coupon Debentures for more than one year. However, under the market discount rules, any gain recognized by a U.S. Holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income.

  A non-U.S. Holder generally will not recognize gain or loss for United States federal income tax purposes on the exchange of Zero Coupon Debentures for Senior Notes, except in the instances comparable to those described in "Non-U.S. Holders--Gain on Disposition of Senior Notes and Common Stock" with respect to sales of the Senior Notes and Common Stock.

  For tax purposes, the Exchange Offer should generally be considered to take place on the Expiration Date. Thus, for example, holders of Zero Coupon Debentures will continue to accrue original issue discount on the Zero Coupon Debentures after the Zero Coupon Debentures have been tendered but prior to the Expiration Date.

  The remainder of this discussion assumes the Exchange Offer constitutes a recapitalization.

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF SENIOR NOTES AND COMMON
STOCK

 Stated Interest and Original Issue Discount on the Senior Notes

  The stated interest on the Notes will be includable in a U.S. Holder's gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of tax accounting.

  The Company anticipates that the Senior Notes will be issued with de minimis original issue discount (as defined below). Accordingly, the Company anticipates that a U.S. Holder will not be subject to tax on original issue discount but instead will be subject to tax only on stated interest on the Senior Notes in the manner set forth above. If, however, the issue price of the Senior Notes is determined to be significantly less than the stated redemption price at maturity of the Senior Notes amount determined by the Company as described above with the effect that the original issue discount on the Senior Notes is no longer considered to be de minimis, the United States federal income tax consequences set forth below will apply.

  The amount of original issue discount on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument's issue price. However, if the original issue discount on a debt instrument is less than 1/4 of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity, the original issue discount on the debt instrument is considered de minimis and will be deemed to be zero. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For such purposes, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The stated interest on the Senior Notes will constitute "qualified stated interest."

  A U.S. Holder (other than Holders with amortizable bond premium or offsetting acquisition premium) must include any original issue discount on the Senior Notes as ordinary interest income as it accrues (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such U.S. Holder's regular method of tax accounting. Subject to making an appropriate election, a U.S. Holder generally will be permitted to include all interest that accrues or is to be paid on the Senior Notes (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium) in income under the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

 Amortizable Bond Premium and Acquisition Premium

  As discussed above, a U.S. Holder's initial tax basis in the Senior Notes will depend in part on the tax treatment of the Exchange Offer to such U.S. Holder, including whether the U.S. Holder reports a gain as a result thereof. If a U.S. Holder's initial tax basis in the Senior Notes is greater than the stated redemption price at maturity, such U.S. Holder generally will not be required to include original issue discount, if any, in income. In addition, such U.S. Holder will have "amortizable bond premium" with respect to the Senior Notes, to the extent that the premium is not attributable to the conversion feature on the Senior Note, which may be deductible to the U.S. Holder over the term of the Senior Notes.

  If a U.S. Holder's initial tax basis in the Senior Notes is greater than the issue price of the Senior Notes but less than the state redemption price at maturity, such U.S. Holder generally will be considered to have "acquisition premium" with respect to the Senior Notes, which may reduce the amount of original issue discount, if any, that the U.S. Holder is required to include in income.

 Sale, Exchange or Retirement of the Senior Notes

  A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of Senior Notes equal to the difference between the amount realized on the sale, exchange or retirement of the Senior Notes and the U.S. Holder's adjusted tax basis in the Senior Notes. Any gain or loss recognized on the sale, exchange or retirement of Senior Notes will generally be long-term capital gain or loss if the U.S. Holder has held the Senior Notes for more than one year (other than amounts attributable to accrued interest). However, under the market discount rules, any gain recognized by a U.S. Holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income. For these purposes, the market discount that the U.S. Holder had in the Zero Coupon Debentures, which has not been previously included in income, will be considered to be market discount with respect to the Senior Notes.

 Constructive Dividend

  If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Price of the Senior Notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of Senior Notes. If the Conversion Price is increased at the discretion of the Company or in certain other circumstances, such increase may be deemed to be the payment of the taxable dividend to U.S. Holders of Senior Notes.

 Conversion of Senior Notes into Common Stock

  A U.S. Holder's conversion of Senior Note into Common Stock will generally not be a taxable event. The U.S. Holder's tax basis in the Common Stock received on conversion of Senior Notes will be the same as the U.S. Holder's adjusted tax basis in the Senior Notes at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the Common Stock received on conversion will include the holding period of the Senior Notes converted. The receipt of cash in lieu of fractional shares of Common Stock should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and the U.S. Holder's tax basis in the fractional share interest).

 The Common Stock

  Distributions, if any, paid on the Common Stock after a conversion, to the extent made from current or accumulated earnings and profits of the Company, as determined for United States federal income tax purposes, will be included in a U.S. Holder's income as ordinary income as they are paid. Gain or loss realized on a sale or exchange of Common Stock will equal the difference between the amount realized on such sale or exchange and the Holder's adjusted tax basis in such shares. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holders's holding period in the Common Stock is more than one year. However, under the market discount rules, any gain recognized by a U.S. Holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income. For these purposes, the market discount that the U.S. Holder had in the Zero Coupon Debentures and carried over to the Senior Notes, which has not been previously included in income, will be considered to be market discount with respect to the Common Stock.

NON-U.S. HOLDERS

  The following discussion is a summary of the principal United States federal income and estate tax consequences resulting from the ownership of the Senior Notes or Common Stock by Non-U.S. Holders.

 Withholding Tax on Payments of Principal and Interest on Senior Notes

  The payment of principal and interest on Senior Notes to a non-U.S. Holder will not be subject to United States federal withholding tax, provided that
(i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation that is related to the Company within the meaning of the Code and (ii) the beneficial owner of the Senior Notes certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on United States Treasury Form W-8 (or a suitable substitute form) or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debenture certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

 Gain on Disposition of the Senior Notes and Common Stock

  Provided that the Company is at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code (a "USRPHC"), Non-U.S. Holder generally will not be subject to United States federal income tax on gain or income realized on the sale, exchange or redemption of Senior Notes, including the conversion of Senior Notes for Common Stock, or the sale or exchange of Common Stock unless in the case of an individual Non-U.S. Holder such Holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (a) has a "tax home" in the United States and the gain or income is not attributable to an office or other fixed place of business maintained by such non-U.S. Holder outside of the United States, or (b) the gain from the disposition is attributable to an office or other fixed place of business in the United States. Even if the Company is determined to be a USRPHC, a Non-U.S. Holder not described in the preceding sentence will not be subject to United States federal income tax on any such gain or income provided that such Holder does not actually or constructively own more than 5% of the Common Stock (including any Common Stock that may be received as a result of the conversion of Senior Notes) and does not own, on any date on which the Holder acquires Senior Notes, Senior Notes with an aggregate value of 5% or more of the aggregate value of the outstanding Common Stock on such date. Under present law the Company would not at any time within a specified (generally five-year) period be a USRPHC so long as during a specified

(general five-year) period (i) the fair market value of its United States real property interests is less than (ii) 50% of the sum of the fair market value of its United States real property interests, interests in real property located outside the United States and other of its assets that are used or held for use in a trade or business.

  The Company believes that it is not presently a USRPHC, but there can be no assurance that it will not become a USRPHC in the future.

 The Common Stock

  Dividends, if any, paid on the Common Stock to a Non-U.S. Holder generally will be subject to a 30% United States federal withholding tax, subject to reduction for non-U.S. Holders eligible for the benefits of certain income tax treaties. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Common Stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax, subject to reduction of such estate tax if the individual is eligible for the benefits of an estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Payments on the Senior Notes made by the Company or any paying agent of the Company, and payments of dividends on the Common Stock, to certain non-corporate holders of the Senior Notes or Common Stock generally will be subject to information reporting and possible to "backup withholding" at a rate of 31%. Information reporting and backup withholding will not apply, however, to payments made on a Senior Note if the certification described in clause (i) under "Non-U.S. Holders--Withholding Tax on Payments of Principal and Interest on the Senior Notes" above is received, provided in each case that the payor does not have actual knowledge that the holder is a U.S. Holder, or to payments made on the Common Stock if such payments are subject to the 30% (or reduced treaty rate) withholding tax described above under "Non-U.S. Holders--The Common Stock."

  Payment of proceeds from the sale of a Senior Note or Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of a Senior Note or Common Stock to or through a foreign office of a "broker" (as defined in applicable U.S. Treasury Department regulations) will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is from a United States trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

  Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the Service.

                                 LEGAL MATTERS

  Certain matters relating to the validity of the Senior Notes offered hereby will be passed upon for the Company by Shearman & Sterling, San Francisco, California. Certain legal matters will be passed upon for the Dealer Manager by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain tax matters will be passed upon for the Company by Shearman & Sterling, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of the Company and its subsidiaries incorporated by reference and included in the Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference and included therein, and incorporated by reference herein. Such consolidated financial statements and financial statement schedule are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information concerning the Company, which files electronically with the Commission. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange (the "PSE"). Reports, proxy statements, and other information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the PSE, 115 Sansome Street, 3rd Floor, San Francisco, California 94104.

  This Prospectus constitutes a part of a combined registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                              The Exchange Agent:

            STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

    By Hand or Overnight Courier:                       By Mail
                                              (Registered or Certified Mail
                                                     Recommended):

  C/O STATE STREET BANK AND TRUST        STATE STREET BANK AND TRUST COMPANY
           COMPANY, N.A.                             P.O. BOX 778
            61 BROADWAY                      BOSTON, MASSACHUSETTS 02110
      NEW YORK, NEW YORK 10006

                           By Facsimile Transmission
                       (For Eligible Institutions Only):

                                 (617) 664-5739

                             Confirm by Telephone:

                                 (617) 664-5314

                             The Information Agent:

                                 GEORGESON &
                                 COMPANY INC.
                                 ------------
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                         Call Toll Free: (800) 223-2064

  Any questions or requests for assistance or additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                   The Dealer Manager for the Exchange Offer:

                           MORGAN STANLEY DEAN WITTER
                                 1585 Broadway
                            New York, New York 10036
                  (800) 835-9668 (extension 2262) (Toll-Free)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") authorizes Silicon Graphics, Inc., a Delaware corporation (the "Company") to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of the Company provide for the indemnification of directors and officers to the maximum extent permitted by the DGCL.

  In addition, the Company has provided in its Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, and the Company has entered into indemnification agreements with its executive officers and directors providing for additional indemnification. The Company has policies of directors' and officers' liability insurance which insure directors and officers against liabilities which a director or officer may incur in his or her capacity as such.

  Section 11 of the form of Dealer Manager Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of the Company and its directors and officers who sign this registration statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or
Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by the dealer manager with respect to information relating to the dealer manager furnished to the Company in writing by the dealer manager expressly for use in this registration statement and certain other materials prepared in connection with the exchange offer contemplated hereby.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 NUMBER                                 EXHIBIT
 ------                                 -------
  1.1   Form of Dealer Manager Agreement.*
  4.1   Form of Indenture between the Company and State Street Bank and Trust
        Company of California, N.A., as trustee.*
  4.2   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q
        for the fiscal quarter ended September 30, 1994).
  4.3   Bylaws of the Company, as amended (incorporated by reference to Exhibit
        3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996).
  4.4   Amended and Restated Preferred Shares Rights Agreement, dated as of May
        6, 1992 (the "Rights Agreement"), between the Company and State Street
        Bank and Trust Company of California, N.A. as successor rights agent
        (incorporated by reference to Exhibit 4.5 to the Company's Quarterly
        Report on Form 10-Q for the fiscal quarter ended March 31, 1992).
  4.5   First Amendment to the Rights Agreement, dated as of May 2, 1995, between the Company and State Street Bank and Trust Company of
        California, N.A., as successor rights agent (incorporated by reference to Exhibit 4.7 to the Company's Quarterly Report on Form 10-Q for the
        fiscal quarter ended March 31, 1995).
  5.1   Opinion of Shearman & Sterling.
  8.1   Opinion of Shearman & Sterling regarding certain tax matters.
 12.1   Statement re: computation of ratio of earnings to fixed charges.
 23.1   Consent of Ernst & Young LLP, Independent Auditors.
 23.2   Consents of Shearman & Sterling (contained in its opinions filed as
        Exhibits 5.1 and 8.1 to this registration statement).
 24.1   Power of Attorney (included on the signature page of this registration statement).
 25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of
        1939, as amended, of State Street Bank and Trust Company of California,
        N.A.

 NUMBER                              EXHIBIT
 ------                              -------
 99.1   Form of Letter of Transmittal.
 99.2   Form of Notice of Guaranteed Delivery.
 99.3   Form of Letter to Registered Holders and Depository Trust Company
        Participants.
 99.4   Form of Letter to Clients.
 99.5   Form of Newspaper Announcement.

--------
* To be filed by amendment.

  (b) Financial Statement Schedules

Schedule II  Valuation and Qualifying Accounts (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996).

ITEM 22. UNDERTAKINGS

  (a) The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

  (b) The undersigned registrants each hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have each been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF MOUNTAIN VIEW, STATE OF CALIFORNIA ON JULY 30, 1997.

                                          SILICON GRAPHICS, INC.


                                          By:   /s/ William M. Kelly
                                              ---------------------------------
                                              Name:William M. Kelly
                                              Title: Senior Vice President,
                                                     Corporate Operations

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints William M. Kelly and Sandra Escher his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act and otherwise, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


     /s/ Edward R. McCracken         Chairman, Chief Executive       July 30, 1997
------------------------------------ Officer and Director
        EDWARD R. MCCRACKEN          (Principal Executive
                                     Officer)


       /s/ Robert R. Bishop          Chairman, Silicon Graphics      July 30, 1997
------------------------------------ World Trade Corporation, and
          ROBERT R. BISHOP           Director


       /s/ William M. Kelly          Senior Vice President,          July 30, 1997
------------------------------------ Corporate Operations
          WILLIAM M. KELLY           (Principal Financial
                                     Officer)


      /s/ Dennis P. McBride          Vice President, Controller      July 30, 1997
------------------------------------ (Principal Accounting
         DENNIS P. MCBRIDE           Officer)


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Allen F. Jacobson         Director                        July 30, 1997
------------------------------------
         ALLEN F. JACOBSON


      /s/ C. Richard Kramlich        Director                        July 30, 1997
------------------------------------
        C. RICHARD KRAMLICH


         /s/ Robert A. Lutz          Director                        July 30, 1997
------------------------------------
           ROBERT A. LUTZ


       /s/ James A. McDivitt         Director                        July 30, 1997
------------------------------------
         JAMES A. MCDIVITT


        /s/ Lucille Shapiro          Director                        July 30, 1997
------------------------------------
          LUCILLE SHAPIRO


       /s/ Robert B. Shapiro         Director                        July 30, 1997
------------------------------------
         ROBERT B. SHAPIRO


        /s/ James G. Treybig         Director                        July 30, 1997
------------------------------------
          JAMES G. TREYBIG
